PROSPECTUS SUPPLEMENT No. 1	Filed Pursuant to Rule 424(b)(3)
Dated August 14, 2025
(To Prospectus dated May 30, 2025)	Registration 333-287171

EON Resources Inc.

Up to 7,818,600 shares of Class A Common Stock

EXPLANATORY NOTE

This Prospectus Supplement No. 1 (this “Prospectus Supplement No. 1) relates to the resale by the selling securityholders (the “Selling Securityholders”) identified in the prospectus dated May 30, 2025 (the “Base Prospectus”) of up to an aggregate of 7,818,600 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) of EON Resources Inc. (the “Company”), consisting of up to: (i) up to 7,000,000 shares of Class A Common Stock (the “ELOC Shares”) that the Company may sell to White Lion Capital, LLC (“White Lion”), from time to time at its sole discretion, pursuant to the common stock purchase agreement dated October 17, 2022 (as amended, the “Common Stock Purchase Agreement”), (ii) 368,600 shares of Class A Common Stock issued to certain Selling Securityholders in exchange for services (the “Service Shares”), and (iii) 450,000 shares of Class A Common Stock issued to certain Selling Securityholders in settlement of the Forward Purchase Agreement (as defined herein) (the “Meteora Shares”), each that may be sold from time to time by the Selling Securityholders identified in the Base Prospectus pursuant to the registration statement that the Base Prospectus forms a part of. The Company will not receive proceeds from the sale of shares of Common Stock, except the Company may receive proceeds from the sale of the shares to White Lion under the Common Stock Purchase Agreement, from time to time in its discretion after satisfaction of conditions in the Common Stock Purchase Agreement. The purchase price to be paid by White Lion for any such shares will equal 96% of the lowest daily volume-weighted average price of Class A Common Stock during a period of two consecutive trading days following the applicable Notice Date.

This Prospectus Supplement No. 1 should be read together with the Base Prospectus and this Prospectus Supplement No. 1 is qualified by reference to the Base Prospectus (collectively, the “Prospectus”), except to the extent that the information in this Prospectus Supplement No. 1 updates and supersedes the information contain in the Base Prospectus.  This Prospectus Supplement No. 1 is not complete without and may not be delivered or utilized except in conjunction with, the Base Prospectus, including any amendments thereto.

This Prospectus Supplement No. 1 includes the attached Quarterly Report on Form 10-Q (the “Form 10-Q”) of the Company for the quarter ended June 30, 2025, filed by the Company with the Securities and Exchange Commission on August 14, 2025.

The Company’s Class A Common Stock is listed on NYSE American under the symbol “EONR” and the Company’s Public Warrants are listed on NYSE American under the symbol “EONR WS”.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

You should rely only on the information contained in the Prospectus or any prospectus supplement or amendment hereto. The Company has not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement No. 1. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 14, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2025

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from            to

Commission File No. 001-41278

EON Resources, Inc.
(Exact name of registrant as specified in its charter)

Delaware	85-4359124
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3730 Kirby Drive, Suite 1200
Houston, TX	77098
(Address of principal executive offices)	(Zip Code)

(713) 834.1145
(Registrant’s telephone number, including area code)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	EONR	NYSE American LLC
Warrants, each whole warrant exercisable for three quarters of one share of Class A Common Stock at an exercise price of $11.50 per whole share	EONR.WS	NYSE American LLC

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☐	Large accelerated filer	☐	Accelerated filer
☒	Non-accelerated filer	☒	Smaller reporting company
		☒	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act): Yes ☐ No ☒

As of August 8, 2025, 37,301,357 shares of Class A Common Stock, par value $0.0001 per share, were issued and outstanding.

EON Resources, Inc.

FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2025

i

Part I. Financial Information

Item 1. Financial Statements

EON RESOURCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2025	December 31, 2024
	(Unaudited)
ASSETS
Cash and cash equivalents	$3,060,971	$2,971,558
Accounts receivable
Crude Oil and natural gas sales	1,433,262	1,777,846
Other	218,915	4,418
Short-term derivative instrument asset	674,314	106,397
Prepaid expenses and other current assets	488,183	298,886
Total current assets	5,875,645	5,159,105
Crude oil and natural gas properties, successful efforts method:
Proved Properties	103,382,842	100,285,138
Accumulated depreciation, depletion, amortization and impairment	(3,314,491)	(2,759,226)
Total oil and natural gas properties, net	100,068,351	97,525,912
Other property, plant and equipment, net	20,000	20,000
Long-term derivative instrument asset	-	-
TOTAL ASSETS	$105,963,996	$102,705,017

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,279,528	$8,870,324
Accounts payable – related parties	301,064	445,349
Accrued liabilities and other	9,118,446	7,923,613
Revenue and royalties payable	4,434,575	3,191,171
Revenue and royalties payable - Related Parties	152,888	132,563
Deferred underwriting fee payable	1,199,368	1,065,000
Related party notes payable, net of discount	-	3,556,750
Current portion of warrant liability	-	5,681,849
Current portion of long term debt	6,121,756	5,524,160
Forward purchase agreement liability	-	-
Total current liabilities	27,607,625	36,390,779
Long-term debt, net of current portion and discount	30,860,457	33,286,385
Convertible note liability	5,650,000	891,364
Deferred tax liability	1,523,603	2,692,733
Asset retirement obligations	1,430,899	1,049,285
Other liabilities	675,000	675,000
Total for non-current liabilities	40,139,959	38,594,767
Total liabilities	67,747,584	74,985,546
Commitments and Contingencies

Stockholders’ equity
Preferred stock, $0.0001 par value; 1,000,000 authorized shares, 0 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	-	-
Class A Common stock, $0.0001 par value; 100,000,000 authorized shares, 34,345,107 and 10,323,205 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	3,435	1,032
Class B Common stock, $0.0001 par value; 20,000,000 authorized shares, 0 and 500,000 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	-	50
Additional paid in capital	48,064,746	31,312,003
Accumulated deficit	(31,072,183)	(28,199,028)
Total stockholders’ equity attributable to EON Resources, Inc.	16,995,998	3,114,057
Noncontrolling interest	21,220,414	24,605,414
Total stockholders’ equity	38,216,412	27,719,471
Total liabilities and stockholders’ equity	$105,963,996	$102,705,017

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

EON RESOURCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30, 2025	Three Months Ended June 30, 2024	Six Months Ended June 30, 2025	Six Months Ended June 30, 2024
Revenues
Crude oil	$3,520,740	$4,885,959	$7,913,345	$9,857,109
Natural gas and natural gas liquids	67,840	128,084	207,372	306,692
Gain (loss) on derivative instruments, net	889,479	(83,478)	804,408	(2,080,725)
Other revenue	105,089	130,230	222,621	260,818
Total revenues	4,583,148	5,060,795	9,147,746	8,343,894
Expenses
Production taxes, transportation and processing	302,850	408,985	700,066	837,265
Lease operating	1,993,454	2,094,181	3,914,775	4,393,699
Depletion, depreciation and amortization	458,190	522,542	555,265	998,616
Accretion of asset retirement obligations	95,322	40,526	251,538	73,531
General and administrative	1,941,044	2,323,662	4,025,589	4,633,486
Total expenses	4,790,860	5,389,896	9,447,233	10,936,597
Operating loss	(207,712)	(329,101)	(299,487)	(2,592,703)
Other Income (expenses)
Change in fair value of warrant liability	10,030	277,167	(152,490)	(346,888)
Change in fair value of convertible note liability	(1,931)	-	(131,677)	0
Change in fair value of forward purchase agreement liability	-	23,717	-	(325,472)
Amortization of financing costs	(332,447)	(662,076)	(669,817)	(1,475,257)
Interest expense	(1,678,538)	(2,030,317)	(3,422,784)	(3,890,899)
Interest income	22,353	14,257	39,028	29,362
Gain on extinguishment of liabilities	207,307	1,720,000	299,601	1,720,000
Other Income (expense)	281,715	783	295,342	1,506
Total other expenses	(1,491,511)	(656,469)	(3,742,797)	(4,287,648)
Loss before income taxes	(1,699,223)	(985,570)	(4,042,284)	(6,880,351)
Income tax provision	398,744	347,775	1,169,129	1,549,054
Net loss	(1,300,479)	(637,795)	(2,873,155)	(5,331,297)
Net loss attributable to noncontrolling interests	-	-	-	-
Net loss attributable to HNR Acquisition Corp.	$(1,300,479)	$(637,795)	$(2,873,155)	$(5,331,297)

Weighted average share outstanding, common stock - basic and diluted	22,575,043	5,427,537	18,809,177	5,331,334
Net income (loss) per share of common stock – basic and diluted	$(0.06)	$(0.12)	$(0.15)	$(1.00)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

EON RESOURCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited)

							Total
							Stockholders’
	Class A		Class B		Additional		(Deficit) Equity Attributable to EON		Total Stockholders’
	Common Stock		Common Stock		Paid-In	Accumulated	Resources	Noncontrolling	(Deficit)
	Shares	Amount	Shares	Amount	Capital	Deficit	Inc.	Interest	Equity

Balance – December 31, 2024	10,323,205	$1,032	500,000	$50	$31,312,003	$(28,199,028)	$3,114,057	$24,605,414	$27,719,471

Share-based compensation	325,457	32	-	-	368,060	-	368,093	-	368,093
Shares issued under equity line of credit	4,770,000	477	-	-	4,341,055	-	4,341,532	-	4,341,532
Shares issued for conversion of note payables	1,954,514	195	-	-	1,786,046	-	1,786,241	-	1,786,241
Shares issued to settle accounts payable	45,050	5	-	-	45,045	-	45,050	-	45,050
Class B exchanged for Class A	500,000	50	(500,000)	(50)	3,385,000	-	3,385,000	(3,385,000)	-
Net loss	-	-	-	-	-	(1,572,676)	(1,572,676)	-	(1,572,676)
Balance – March 31, 2025	17,918,226	1,792	-	-	41,237,209	(29,771,704)	11,467,297	21,220,414	32,687,711

Share-based compensation	328,800	33	-	-	237,652	-	237,685	-	237,685
Shares issued under equity line of credit	6,000,000	600	-	-	2,682,200	-	2,682,800	-	2,682,800
Shares issued for conversion of note payables	7,999,466	800	-	-	2,763,387	-	2,764,187	-	2,764,187
Shares issued to settle accounts payable	98,615	10	-	-	49,298	-	49,308	-	49,308
Shares issued for acquisition of oil and gas leases	1,000,000	100	-	-	547,500	-	547,600	-	547,600
Shares issued for acquisition of oil and gas equipment	1,000,000	100	-	-	547,500	-	547,600	-	547,600
Net loss	-	-	-	-	-	(1,300,479)	(1,300,479)	-	(1,300,479)
Balance – June 30, 2025	34,345,107	$3,435	-	$-	$48,064,746	$(31,072,183)	$16,995,998	$21,220,414	$38,216,412

Balance – December 31, 2023	5,235,131	$524	1,800,000	$180	$16,317,856	$(19,118,745)	$(2,800,185)	$33,406,414	$30,606,229

Share-based compensation	-	-	-	-	699,248	-	699,248	-	699,248
Net loss	-	-	-	-	-	(4,693,502)	(4,693,502)	-	(4,693,502)
Balance – March 31, 2024	5,235,131	524	1,800,000	180	17,017,104	(23,812,247)	(6,794,439)	33,406,414	26,611,975

Share-based compensation	301,878	30	-	-	490,690	-	490,720	-	490,720
Net loss	-	-	-	-	-	(637,795)	(637,795)	-	(637,795)
Balance – June 30, 2024	5,537,009	$554	1,800,000	$180	$17,507,794	$(24,450,042)	$(6,941,514)	$33,406,414	$26,464,900

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

EON RESOURCES, INC.

(FORMERLY HNR ACQUISITION CORP)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(UNAUDITED)

	Six Months Ended June 30, 2025	Six Months Ended June 30, 2024
Operating activities:
Net loss	$(2,873,155)	$(5,331,297)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion, and amortization expense	555,265	998,616
Accretion of asset retirement obligations	251,538	73,531
Equity-based compensation	605,778	1,189,968
Deferred income tax benefit	(1,169,130)	(1,549,054)
Amortization of debt issuance costs	669,817	1,475,257
Gain on extinguishment of liabilities	(299,601)	(1,720,000)
Change in fair value of unsettled derivatives	(567,917)	1,682,123
Change in fair value of convertible note liability	131,677	-
Change in fair value of warrant liability	152,490	346,888
Change in fair value of forward purchase agreement	-	325,472
Changes in operating assets and liabilities:
Accounts receivable	130,087	116,423
Prepaid expenses and other assets	(189,297)	(55,482)
Accounts payable	(1,681,028)	1,857,482
Accounts payable related parties	(144,285)
Accrued liabilities and other	1,367,083	1,606,641
Royalties payable	1,243,404	1,019,305
Royalties payable, related party	20,325	214,394
Net cash provided by (used in) operating activities	(1,796,949)	2,250,267
Investing activities:
Development of crude oil and gas properties	(2,638,532)	(1,192,769)
Purchases of other equipment	-	(20,000)
Net cash used in investing activities	(2,638,532)	(1,212,769)
Financing activities:
Repayments of long-term debt	(2,309,681)	(1,891,454)
Proceeds from short-term notes payable	1,098,048	-
Repayment of short-term notes payable	(1,287,805)	-
Proceeds from related party notes payable	-	450,000
Repayment of related party notes payable	-	(37,750)
Proceeds from sale of common stock	7,024,332	-
Net cash provided by (used in) financing activities	4,524,894	(1,479,204)

Net change in cash and cash equivalents	89,413	(441,706)
Cash and cash equivalents at beginning of period	2,971,558	3,505,454
Cash and cash equivalents at end of period	$3,060,971	$3,063,748

Cash paid during the period for:
Interest on debt	$2,211,614	$2,393,838
Income taxes	$-	$-
Supplemental disclosure of non-cash investing and financing activities:

Debt discount related to warrants issued with Private Notes Payable	$-	$409,834
Accrued purchases of property and equipment at period end	$766,104	$2,347,526
Shares issued for acquisition of oil and gas leases	$547,600	$-
Shares issued for acquisition of oil and gas equipment	$547,600	$-
Establishment of asset retirement obligation on new oil and gas lease	$130,076	$-
Class B exchanged for Class A	$3,385,050	$-
Shares issued for conversion of note payables	$4,550,428	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

EON RESOURCES, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General

EON Resources, Inc. (the “Company”) was incorporated in Delaware on December 9, 2020. The Company was a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act,” as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). On September 16, 2024, the Company filed a Certificate of Amendment (the “Certificate of Amendment”) to its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to change the Company’s name from “HNR Acquisition Corp” to “EON Resources Inc.”, effective on September 17, 2024.

Effective November 15, 2023, the Company completed its initial business combination. Through its subsidiary Pogo Resources, LLC, a Texas limited liability Company “(“Pogo” or “Pogo Resources”) and its subsidiary LH Operating, LLC, a Texas limited liability company “(“LHO”), the Company is an independent oil and natural gas company focused on the acquisition, development, exploration, and production of oil and natural gas properties in the Permian Basin. The Permian Basin is located in west Texas and southeastern New Mexico and is characterized by high oil and liquids-rich natural gas content, multiple vertical and horizontal target horizons, extensive production histories, long-lived reserves and historically high drilling success rates. The Company’s properties are in the Grayburg-Jackson Field in Eddy County, New Mexico, which is a sub-area of the Permian Basin. The Company focuses exclusively on vertical development drilling.

Going Concern Considerations

At June 30, 2025, the Company had $3,060,971 in cash and a working capital deficit of $21,731,980. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. The Company had negative cash flow from operations of $1,796,949 for the six months ended June 30, 2025 and positive cash flows from operations of $3,700,686 for the year ended December 31, 2024. Additionally, management’s plans to alleviate this substantial doubt by improving profitability through streamlining costs, maintaining active hedge positions for its proven reserve production, and the issuance of additional shares of Class A Common Stock under the Common Stock Purchase Agreement. The Company has a three-year Common Stock Purchase Agreement with a maximum funding limit of $150,000,000 that can fund the Company operations and production growth, and be used to reduce liabilities of the Company. Through June 30, 2025, the Company has received $9,652,666 in cash proceeds related to the sale of 13,000,000 shares of common stock under the Common Stock Purchase Agreement.

The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Condensed Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the period presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K as filed with the SEC on April 16, 2025. The interim results for the six months ended June 30, 2025 are not necessarily indicative of the results to be expected for the year ending December 31, 2025 or for any future periods.

Revision of previously issued financial statements

During the preparation of its financial statements for the three months ended June 30, 2025, the Company determined the asset retirement obligation liability and related accretion of asset retirement obligation expenses incurred during the three months ended March 31, 2025 was overstated. The error was determined to not be material to these previously reported numbers, and therefore the previously issued consolidated financial statements are not re-issued. The impact to accretion expense of these adjustments was immaterial.

The following tables summarize the changes made to the affected financial statements and results of operations.

	March 31, 2025	Adjustments	March 31, 2025
	As Reported		As Revised
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Asset retirement obligations	1,385,056	(179,555)	1,205,501
Total for non-current liabilities	37,644,078	(179,555)	37,464,523
Total liabilities	71,351,890	(179,555)	71,172,335
Commitments and Contingencies
Stockholders’ (deficit) equity
Accumulated deficit	(29,951,259)	179,555	(29,771,704)
Total stockholders’ (deficit) attributable to HNR Acquisition Corp	11,287,742	179,555	11,467,297
Total stockholders’ equity	32,508,156	179,555	32,687,711
Total liabilities and stockholders’ equity	103,860,046	-	103,860,046

	Three Months Ended March 31, 2025	Adjustments	Three Months Ended March 31, 2025
	As Reported		As Revised
Expenses
Accretion of asset retirement obligations	335,771	(179,555)	156,216
Total expenses	4,835,928	(179,555)	4,656,373
Operating income (loss)	(271,330)	179,555	(91,775)
Income (loss) before income taxes	(2,522,616)	179,555	(2,343,061)
Net income (loss)	(1,752,231)	179,555	(1,572,676)
Net income (loss) attributable to HNR Acquisition Corp.	$(1,752,231)	$179,555	$(1,572,676)

Weighted average share outstanding, common stock - basic and diluted	5,235,131	5,235,131	5,235,131
Net income (loss) per share of common stock – basic and diluted	$(0.11)	0.01	$(0.10)

							Total
	Class A		Class B		Additional		Stockholders’ (Deficit) Equity Attributable to HNR		Total Stockholders’
	Common Stock		Common Stock		Paid In	Accumulated	Acquisition	Noncontrolling	(Deficit)
	Shares	Amount	Shares	Amount	Capital	deficit	Corp.	Interest	Equity
As Reported
Net loss	-	-	-	-		(1,752,231)	(1,752,231)	-	(1,752,231)
Balance – March 31, 2024	5,235,131	$524	1,800,000	$180	$17,017,104	$(29,951,259)	$11,287,742	$33,406,414	$32,508,156

Adjustment						$(179,555)	$(179,555)	$-	$(179,555)

As Revised
Net loss	-	-	-	-		(1,572,676)	(1,572,676)	-	(1,572,676)
Balance – March 31, 2024	5,235,131	$524	1,800,000	$180	$17,017,104	$(29,771,704)	$11,467,297	$33,406,414	$32,687,711

	Three Months Ended March 31, 2025	Adjustments	Three Months Ended March 31, 2025
	As Reported		As Revised
Operating activities:
Net income (loss)	$(1,752,231)	$179,555	$(1,572,676)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Accretion of asset retirement obligations	335,771	(179,555)	156,216
Net cash provided by operating activities	(1,827,335)	-	(1,827,335)

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Segments Reporting

Segment information is prepared on the same basis that our CEO, who is our Chief Operating Decision Maker (“CODM”), manages our segments, evaluates financial results, and makes key operating decisions. The Company has one reportable operating segment, its oil and gas operations which derives its revenue from the sale of oil and gas products. The CODM uses net income from operations to evaluate and make key operating decisions. The information regularly provided to the CODM on the segment’s revenues and significant expenses aligns with the categories presented in the Consolidated Statements of Operations. Furthermore, the segment’s assets are reported on the Consolidated Balance Sheets as total assets.

Emerging Growth Company:

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in the financial statements include: i) estimates of proved reserves of oil and natural gas, which affect the calculation of depletion, depreciation, and amortization (“DD&A”) and impairment of proved oil and natural gas properties, ii) impairment of undeveloped properties and other assets, iii) depreciation of property and equipment; iv) the valuation of commodity derivative instruments, and v) the valuation of convertible notes and warrant liabilities. These estimates are based on information available as of the date of the financial statements; therefore, actual results could differ materially from management’s estimates using different assumptions or under different conditions. Future production may vary materially from estimated oil and natural gas proved reserves. Actual future prices may vary significantly from price assumptions used for determining proved reserves and for financial reporting.

Net Income (Loss) Per Share:

Net income (loss) per share of common stock is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of shares of common stock outstanding during the period, excluding shares of common stock subject to forfeiture.

The Company’s Class B Common Stock does not have economic rights to the undistributed earnings of the Company, and are not considered participating securities under ASC 260. As such, they are excluded from the calculation of net income (loss) per common share.

The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement warrants to purchase an aggregate of 6,847,500 shares, warrants to purchase 1,200,000 issued to a vendor, and options to purchase an aggregate of 235,000 shares in the calculation of diluted income per share since the effective of those instruments would be anti-dilutive. As a result, diluted income (loss) per share of common stock is the same as basic loss per share of common stock for the period presented.

Cash

The Company considers all cash on hand, depository accounts held by banks, money market accounts and investments with an original maturity of three months or less to be cash equivalents. The Company’s cash and cash equivalents are held in financial institutions in amounts that exceed the insurance limits of the Federal Deposit Insurance Corporation. The Company believes its counterparty risks are minimal based on the reputation and history of the institutions selected.

Accounts Receivable

Accounts receivable consist of receivables from crude oil and natural gas purchasers and are generally uncollateralized. Accounts receivables are typically due within 30 to 60 days of the production date and 30 days of the billing date and are stated at amounts due from purchasers and industry partners. Amounts are considered past due if they have been outstanding for 60 days or more. No interest is typically charged on past due amounts.

The Company reviews its need for an allowance for doubtful accounts on a periodic basis and determines the allowance, if any, by considering the length of time past due, previous loss history, future net revenues associated with the debtor’s ownership interest in oil and natural gas properties operated by the Company and the debtor’s ability to pay its obligations, among other things. The Company believes its accounts receivable are fully collectible. Accordingly, no allowance for doubtful accounts has been provided.

As of June 30, 2025 and December 31, 2024, the Company had approximately 87% and 99% of accounts receivable with two customers, respectively.

Crude Oil and Natural Gas Properties

The Company accounts for its crude oil and natural gas properties under the successful efforts method of accounting. Under this method, costs of proved developed producing properties, successful exploratory wells and developmental dry hole costs are capitalized. Internal costs that are directly related to acquisition and development activities, including salaries and benefits, are capitalized. Internal costs related to production and similar activities are expensed as incurred. Capitalized costs are depleted by the unit-of-production method based on estimated proved developed producing reserves. The Company calculates quarterly depletion expense by using the estimated prior period-end reserves as the denominator. The process of estimating and evaluating crude oil and natural gas reserves is complex, requiring significant decisions in the evaluation of available geological, geophysical, engineering, and economic data. The data for a given property may also change substantially over time because of numerous factors, including additional development activity, evolving production history and a continual reassessment of the viability of production under changing economic conditions. As a result, revisions in existing reserve estimates occur. Capitalized development costs of producing oil and natural gas properties are depleted over proved developed reserves and leasehold costs are depleted over total proved reserves. Upon the sale or retirement of significant portions of or complete fields of depreciable or depletable property, the net book value thereof, less proceeds or salvage value, is recognized as a gain or loss.

Exploration costs, including geological and geophysical expenses, seismic costs on unproved leaseholds and delay rentals are expensed as incurred. Exploratory well drilling costs, including the cost of stratigraphic test wells, are initially capitalized, but charged to expense if the well is determined to be economically nonproductive. The status of each in-progress well is reviewed quarterly to determine the proper accounting treatment under the successful efforts method of accounting. Exploratory well costs continue to be capitalized so long as the Company has identified a sufficient quantity of reserves to justify completion as a producing well, is making sufficient progress assessing reserves with economic and operating viability, and the Company remains unable to make a final determination of productivity.

If an in-progress exploratory well is found to be economically unsuccessful prior to the issuance of the financial statements, the costs incurred prior to the end of the reporting period are charged to exploration expense. If the Company is unable to make a final determination about the productive status of a well prior to issuance of the financial statements, the costs associated with the well are classified as suspended well costs until the Company has had sufficient time to conduct additional completion or testing operations to evaluate the pertinent geological and engineering data obtained. At the time the Company can make a final determination of a well’s productive status, the well is removed from suspended well status and the resulting accounting treatment is recorded.

The Company recognized depreciation, depletion, and amortization expense totaling $555,265 and $998,616 for the six months ended June 30, 2025 and 2024, respectively.

Impairment of Oil and Gas Properties

Proved oil and natural gas properties are reviewed for impairment when events and circumstances indicate a possible decline in the recoverability of the carrying amount of such property. The Company estimates the expected future cash flows of its oil and natural gas properties and compares the undiscounted cash flows to the carrying amount of the oil and natural gas properties, on a field-by-field basis, to determine if the carrying amount is recoverable. If the carrying amount exceeds the estimated undiscounted future cash flows, the Company will write down the carrying amount of the oil and natural gas properties to estimated fair value.

The Company did not recognize any impairment of oil and natural gas properties in the periods presented.

Asset Retirement Obligations

The Company recognizes the fair value of an asset retirement obligation (“ARO”) in the period in which it is incurred if a reasonable estimate of fair value can be made. The asset retirement obligation is recorded as a liability at its estimated present value, with an offsetting increase recognized in oil and natural gas properties on the consolidated balance sheets. Periodic accretion of the discounted value of the estimated liability is recorded as an expense in the consolidated statements of operations.

Other Property and Equipment, net

Other property and equipment are recorded at cost. Other property and equipment are depreciated over its estimated useful life on a straight-line basis. The Company expenses maintenance and repairs in the period incurred. Upon retirements or dispositions of assets, the cost and related accumulated depreciation are removed from the consolidated balance sheet with the resulting gains or losses, if any, reflected in operations.

Materials and supplies are stated at the lower of cost or market and consist of oil and gas drilling or repair items such a tubing, casing, and pumping units. These items are primarily acquired for use in future drilling or repair operations and are carried at lower of cost or market.

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such assets are considered impaired, the impairment to be recorded is measured by the amount by which the carrying amount of the asset exceeds its estimated fair value. The estimated fair value is determined using either a discounted future cash flow model or another appropriate fair value method.

Derivative Instruments

The Company uses derivative financial instruments to mitigate its exposure to commodity price risk associated with oil prices. The Company’s derivative financial instruments are recorded on the consolidated balance sheets as either an asset or a liability measured at fair value. The Company has elected not to apply hedge accounting for its existing derivative financial instruments, and as a result, the Company recognizes the change in derivative fair value between reporting periods currently in its consolidated statements of operations. The fair value of the Company’s derivative financial instruments is determined using industry-standard models that consider various inputs including: (i) quoted forward prices for commodities, (ii) time value of money and (iii) current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Realized gains and losses from the settlement of derivative financial instruments and unrealized gains and unrealized losses from valuation changes in the remaining unsettled derivative financial instruments are reported in a single line item as a component of revenues in the consolidated statements of operations. Cash flows from derivative contract settlements are reflected in operating activities in the accompanying consolidated statements of cash flows. See Note 3 for additional information about the Company’s derivative instruments.

The Company’s credit risk related to derivatives is a counterparties’ failure to perform under derivative contracts owed to the Company. The Company uses credit and other financial criteria to evaluate the credit standing of, and to select, counterparties to its derivative instruments. Although the Company does not obtain collateral or otherwise secure the fair value of its derivative instruments, associated credit risk is mitigated by the Company’s credit risk policies and procedures.

The Company has entered into International Swap Dealers Association Master Agreements (“ISDA Agreements”) with its derivative counterparty. The terms of the ISDA Agreements provide the Company and the counterparty with rights of set off upon the occurrence of defined acts of default by either the Company or a counterparty to a derivative, whereby the party not in default may set off all derivative liabilities owed to the defaulting party against all derivative asset receivables from the defaulting party.

Product Revenues

The Company accounts for sales in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. Revenue is recognized when the Company satisfies a performance obligation in an amount reflecting the consideration to which it expects to be entitled. The Company applies a five-step approach in determining the amount and timing of revenue to be recognized: (1) identifying the contract with a customer; (2) identifying the performance obligations in the contract; (3) determining the transaction price; (4) allocating the transaction price to the performance obligations in the contract; and (5) recognizing revenue when the performance obligation is satisfied.

The Company enters into contracts with customers to sell its oil and natural gas production. Revenue from these contracts is recognized when the Company’s performance obligations under these contracts are satisfied, which generally occurs with the transfer of control of the oil and natural gas to the purchaser. Control is generally considered transferred when the following criteria are met: (i) transfer of physical custody, (ii) transfer of title, (iii) transfer of risk of loss and (iv) relinquishment of any repurchase rights or other similar rights. Given the nature of the products sold, revenue is recognized at a point in time based on the amount of consideration the Company expects to receive in accordance with the price specified in the contract. Consideration under oil and natural gas marketing contracts is typically received from the purchaser one to two months after production.

Most of the Company’s oil marketing contracts transfer physical custody and title at or near the wellhead or a central delivery point, which is generally when control of the oil has been transferred to the purchaser. The majority of the oil produced is sold under contracts using market-based pricing, which price is then adjusted for differentials based upon delivery location and oil quality. To the extent the differentials are incurred at or after the transfer of control of the oil, the differentials are included in oil revenues on the statements of operations, as they represent part of the transaction price of the contract. If other related costs are incurred prior to the transfer of control of the oil, those costs are included in production taxes, transportation and processing expenses on the Company’s consolidated statements of operations, as they represent payment for services performed outside of the contract with the customer.

The Company’s natural gas is sold at the lease location. Most of the Company’s natural gas is sold under gas purchase agreements. Under the gas purchase agreements, the Company receives a percentage of the net production from the sale of the natural gas and residue gas, less associated expenses incurred by the buyer.

The Company does not disclose the value of unsatisfied performance obligations under its contracts with customers as it applies the practical expedient in accordance with ASC 606. The expedient, as described in ASC 606-10-50-14(a), applies to variable consideration that is recognized as control of the product is transferred to the customer. Since each unit of product represents a separate performance obligation, future volumes are wholly unsatisfied, and disclosure of the transaction price allocated to remaining performance obligations is not required.

Customers

The Company sold 100% of its crude oil and natural gas production to two customers for the six months ended June 30, 2025 and 2024. Inherent to the industry is the concentration of crude oil, natural gas and natural gas liquids (“NGLs”) sales to a limited number of customers. This concentration has the potential to impact the Company’s overall exposure to credit risk in that its customers may be similarly affected by changes in economic and financial conditions, commodity prices or other conditions. Given the liquidity in the market for the sale of hydrocarbons, the Company believes the loss of any single purchaser, or the aggregate loss of several purchasers, could be managed by selling to alternative purchasers in the operating areas.

Warranty Obligations

The Company provides an assurance-type warranty that guarantees its products comply with agreed-upon specifications. This warranty is not sold separately and does not convey any additional goods or services to the customer; therefore, the warranty is not considered a separate performance obligation. As the Company typically incurs minimal claims under the warranties, no liability is estimated at the time goods are delivered, but rather at the point of a claim.

Other Revenue

Other revenue is generated from the fees the Company charges a single customer for the disposal of water, saltwater, brine, brackish water, and other water (collectively, “Water”) into the Company’s water injection system. Revenue recognized under the agreement is variable in nature and primarily based on the volume of Water accepted during the period.

Warrant Liabilities

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

In accordance with Accounting Standards Codification ASC 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity, the warrants issued in connection with the Private Notes Payable did not meet the criteria for equity classification due to the redemption right whereby the holder may require the Company to settle the warrant in cash 18 months after the closing of the Membership Interest Purchase Agreement (“MIPA”) whereby the Company acquired Pogo and LHO, and must be recorded as liabilities. The warrants were measured at fair value at inception and at each reporting date in accordance with ASC 820, Fair Value Measurement, with changes in fair value recognized in the statements of operations in the period of change. The Public Warrants issued in connection with the Company’s initial public offering are classified as equity instruments.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage (“FDIC”) of $250,000. As of June 30, 2025, the Company’s cash balances exceeded the FDIC limit by $2,600,125. At June 30, 2025, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The Company is subject to income tax examinations by major taxing authorities since inception. The provision for income taxes during interim reporting periods is computed by applying an estimated annual effective tax rate to year-to-date income, adjusted for discrete items occurring within the quarter. The estimated annual effective tax rate is updated quarterly based on changes in the forecast of full-year income and tax expense. The Company’s effective tax rate was approximately 29% and 23% for the six months ended June 30, 2025 and 2024, respectively. The effective income tax rate reflects the Company’s best estimate of the effective tax rate expected to be applicable for the full year and is significantly impacted by interest deduction limitations, the exchanges of Class B common stock to Class A common stock and the tax effect of Company’s oil and gas activities. The Company recorded an income tax benefit of $398,744 and $1,169,129 for the three and six months ended June 30, 2025, respectively, and an income tax benefit of $347,775 and $1,549,054 for the three and six months ended June 30, 2024, respectively, primarily related to temporary differences associated with the Company’s oil and gas operations, hedging activity and interest deduction limitations.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of June 30, 2025 and December 31, 2024. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at June 30, 2025 and December 31, 2024. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position.

On July 4, 2025, President Trump signed into law the legislation commonly referred to as the One Big Beautiful Bill Act (“OBBBA”). The OBBBA includes various provisions, such as the permanent extension of certain expiring provisions of the Tax Cuts and Jobs Act, modifications to the international tax framework and the restoration of favorable tax treatment for certain business provisions. The OBBBA has multiple effective dates, with certain provisions effective in 2025 and others implemented through 2027. The Company is currently assessing its impact on the consolidated financial statements and will recognize the income tax effects in the consolidated financial statements beginning in the period in which the OBBBA was signed into law.

Recent Accounting Pronouncements

In December 2023, the Financial Accounting Standards Board (“FASB”) issued ASU 2023-09, Income Taxes (Topic 740) — Improvements to Income Tax Disclosures. Under this ASU, entities must disclose, on an annual basis, specific categories in the rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. In addition, ASU 2023-09 requires entities to disclose additional information about income taxes paid. ASU 2023-09 is effective for financial statements for annual periods beginning after December 15, 2024, and can be applied on a prospective basis with an option to apply the standard retrospectively. Early adoption is permitted. The Company is currently evaluating the potential impact of adopting this guidance on the consolidated financial statements and the notes to consolidated financial statements.

In November of 2024, the FASB issued ASU 2024-03, Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. Under this ASU entities must disclose for interim and annual reporting periods, in the notes to financial statements, additional information about specific expense categories. The amendments in this update are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Entities are permitted to apply either the prospective or retrospective transition methods. The Company is currently evaluating the impact of adopting this guidance on the consolidated financial statements and the notes to consolidated financial statements.

In July 2025, the FASB issued Accounting Standards Update 2025-05, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets (“ASU 2025-05”). ASU 2025-05 provides a practical expedient that all entities can use when estimating expected credit losses for current accounts receivable and current contract assets arising from transactions accounted for under ASC 606, Revenue from Contracts with Customers. Under this practical expedient, an entity is allowed to assume that the current conditions it has applied in determining credit loss allowances for current accounts receivable and current contract assets remain unchanged for the remaining life of those assets. ASU 2025-05 is effective for fiscal years beginning after December 15, 2025, and interim reporting periods in those years. Entities that elect the practical expedient and, if applicable, make the accounting policy election are required to apply the amendments prospectively. The Company is currently evaluating the impact of ASU 2025-05 on its financial statements and disclosures.

Other than described above, management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

NOTE 3 — DERIVATIVES

Derivative Activities

The Company is exposed to volatility in market prices and basis differentials for natural gas, oil and NGLs, which impacts the predictability of its cash flows related to the sale of those commodities. These risks are managed by the Company’s use of certain derivative financial instruments. The Company has historically used crude diff swaps, fixed price swaps, and costless collars. As of June 30, 2025, the Company’s derivative financial instruments consisted of costless collars and crude diff swaps, which are described below:

Costless Collars

Arrangements that contain a fixed floor price (“purchased put option”) and a fixed ceiling price (“sold call option”) based on an index price which, in aggregate, have no net cost. At the contract settlement date, (1) if the index price is higher than the ceiling price, the Company pays the counterparty the difference between the index price and ceiling price, (2) if the index price is between the floor and ceiling prices, no payments are due from either party, and (3) if the index price is below the floor price, the Company will receive the difference between the floor price and the index price.

Additionally, the Company will occasionally purchase an additional call option at a higher strike price than the aforementioned fixed ceiling price. Often this is accomplished in conjunction with the costless collar at no additional cost. If an additional call option is utilized, at the contract settlement date, (1) if the index price is higher than the sold call strike price but lower than the purchased option strike price, then the Company pays the difference between the index price and the sold call strike price, (2) if the index price is higher than the purchased call price, then the Company pays the difference between the purchased call option and the sold call option, and the Company receives payment of the difference between the index price and the purchased option strike price, (3) if the index price is between the purchased put strike price and the sold call strike price, no payments are due from either party, (4) if the index price is below the floor price, the Company will receive the difference between the floor price and the index price.

The Company had no agreements in place classified as costless collars as of June 30, 2025 or December 31, 2024.

Crude price differential swaps

The Company has entered into commodity swap contracts for West Texas Intermediate (“WTI”) crude oil that are effective over the next 1 to 24 months and are used to hedge against location price risk of the respective commodity resulting from supply and demand volatility and protect cash flows against price fluctuations.

The following table reflects the weighted-average price of open commodity swap contracts as of June 30, 2025:

Commodity Swaps
		Weighted
	Volume	average
Period	(Bbls/month)	price ($/Bbl)
Q3-Q4 2025	5,000	$70.21

The following table reflects the weighted-average price of open commodity swap contracts as of December 31, 2024:

Commodity Swaps
		Weighted
	Volume	average
Period	(Bbls/month)	price ($/Bbl)
Q1-Q2 2025	5,000	$70.21
Q3-Q4 2025	5,000	$70.21

Derivative Assets and Liabilities

As of June 30, 2025 and December 31, 2024, the Company is conducting derivative activities with one counterparty, which is secured by the lender in the Company’s bank credit facility. The Company believes the counterparty is acceptable credit risk, and the credit worthiness of the counterparty is subject to periodic review. The assets and liabilities are netted given that all positions are held by a single counterparty and subject to a master netting arrangement. The combined fair value of derivatives included in the accompanying consolidated balance sheets as of June 30, 2025 and December 31, 2024 is summarized below.

	As of June 30, 2025
	Gross fair value	Amounts netted	Net fair value
Commodity derivatives:
Short-term derivative asset	$674,314	$-	$674,314
Long-term derivative asset	-	-	-
Short-term derivative liability	-	-	-
Long-term derivative liability		-	-
Total derivative liability			$674,314

	As of December 31, 2024
	Gross fair value	Amounts netted	Net fair value
Commodity derivatives:
Short-term derivative asset	$151,303	$(44,906)	$106,397
Long-term derivative asset	-	-	-
Short-term derivative liability	(44,906)	(44,906)	-
Long-term derivative liability	-	-	-
Total derivative asset			$106,397

The effects of the Company’s derivatives on the consolidated statements of operations are summarized below:

	Three Months Ended June 30, 2025	Three Months Ended June 30, 2024	Six Months Ended June 30, 2025	Six Months Ended June 30, 2024

Total gain (loss) on unsettled derivatives	$510,129	$177,970	$567,917	$(1,682,123)
Total gain (loss) on settled derivatives	379,350	(261,448)	236,491	(398,602)
Net gain (loss) on derivatives	$889,479	$(83,478)	$804,408	$(2,080,725)

NOTE 4 — LONG-TERM DEBT AND NOTES PAYABLE

The Company’s debt instruments are as follows:

	June 30, 2025	December 31, 2024
Senior Secured Term Loan	$21,386,735	$23,696,417
Seller Promissory Note	15,000,000	15,000,000
Merchant Cash Advances	1,368,402	948,982
Convertible Notes Payable	5,650,000	891,363
Private loans	-	3,556,750
Total	43,405,137	44,093,512
Less: unamortized financing cost	(772,924)	(834,853)
Less: current portion including amortization	(6,121,756)	(9,080,910)
Long-term debt, net of current portion	$36,510,457	$34,177,749

Senior Secured Term Loan Agreement

In connection with the closing of the Company’s initial business combination (the “Closing”), the Company (for purposes of the Loan Agreement, the “Borrower”) and First International Bank & Trust (“FIBT” or “Lender”), HNRA Upstream, LLC, the Company’s subsidiary (“OpCo”), HNRA Partner, Inc., a subsidiary of OpCo (“SPAC Subsidiary”), the Company, and LH Operating, LLC (for purposes of the Loan Agreement, collectively, the “Guarantors” and together with the Borrower, the “Loan Parties”), and FIBT entered into a Senior Secured Term Loan Agreement on November 15, 2023 (the “Loan Agreement”), setting forth the terms of a senior secured term loan facility in an aggregate principal amount of $28,000,000 (the “Term Loan”).

Pursuant to the terms of the Term Loan Agreement, the Term Loan was advanced in one tranche on the date of closing of the Company’s initial business combination (the “Closing Date”). The proceeds of the Term Loan were used to (a) fund a portion of the purchase price, (b) partially fund a debt service reserve account funded with $2,600,000 of restricted cash at the Closing Date, (c) pay fees and expenses in connection with the purchase and the closing of the Term Loan and (e) other general corporate purposes. The Term Loan accrues interest at a per annum rate equal to the FIBT prime rate plus 6.5% and fully matures on the third anniversary of the Closing Date (“Maturity Date”). Payments of principal and interest will be due on the 15th day of each calendar month, beginning December 15, 2023, each in an amount equal to the Monthly Payment Amount (as defined in the Term Loan Agreement), except that the principal and interest payment due on the Maturity Date will be in the amount of the entire remaining principal amount of the Term Loan and all accrued but unpaid interest then outstanding. An additional one-time payment of principal is due on the date the annual financial report for the year ending December 31, 2024, is due to be delivered by Borrower to Lender in an amount that Excess Cash Flow (as defined in the Term Loan Agreement) exceeds the Debt Service Coverage Ratio (as defined in the Term Loan Agreement) of 1.35x as of the end of such quarter; provided that in no event shall the amount of the payment exceed $5,000,000. As of December 31, 2024, the Company had no such Excess Cash Flow and no additional repayment was required.

The Borrower may elect to prepay all or a portion greater than $1,000,000 of the amounts owed prior to the Maturity Date. In addition to the foregoing, the Borrower is required to prepay the Term Loan with the net cash proceeds of certain dispositions and upon the decrease in value of collateral.

On the Closing Date, Borrower deposited $2,600,000 of restricted cash into a Debt Service Reserve Account (the “Debt Service Reserve Account”). The Debt Service Reserve Account may be used by Lender at any time and from time to time, in Lender’s sole discretion, to pay (or to supplement Borrower’s payments of) the obligations due under the Term Loan Agreement.

On April 18, 2024, the Company and FIBT entered into a Second Amendment to Term Loan Agreement (the “Amendment”) effective as of March 31, 2024. Pursuant to the Amendment, the Term Loan Agreement was modified to provide that the Company must, on or before December 31, 2024, deposit funds in a Debt Service Reserve Account (as defined in the Loan Agreement) such that the balance of the account equals $5,000,000 and FIBT waived the provision that such amount had to be deposited within 60 days of the closing date of the Loan Agreement. In addition, the Amendment provides that, if at any time prior to December 31, 2024, the Company or any of its affiliates enter into a sale leaseback transaction with respect to any of its equipment, the Company will deposit an amount equal to the greater of (A) $500,000 or (B) 10% of the proceeds of such transaction into the Debt Service Reserve Account on the effective date of such sale and leaseback transaction.

The Term Loan Agreement contains affirmative and restrictive covenants and representations and warranties. The Loan Parties are bound by certain affirmative covenants setting forth actions that are required during the term of the Term Loan Agreement, including, without limitation, certain information delivery requirements, obligations to maintain certain insurance, and certain notice requirements. Additionally, the Loan Parties from time to time will be bound by certain restrictive covenants setting forth actions that are not permitted to be taken during the term of the Term Loan Agreement without prior written consent, including, without limitation, incurring certain additional indebtedness, entering into certain hedging contracts, consummating certain mergers, acquisitions or other business combination transactions, consummating certain dispositions of assets, making certain payments on subordinated debt, making certain investments, entering into certain transactions with affiliates, and incurring any non-permitted lien or other encumbrance on assets. The Term Loan Agreement also contains other customary provisions, such as confidentiality obligations and indemnification rights for the benefit of the Lender. The Company was in compliance with covenants of the Term Loan Agreement as of June 30, 2025.

For six months ended June 30, 2025 and 2024, the Company amortized $256,366 and $163,844 to interest expense related to deferred finance costs on the Term Loan Agreement. As of June 30, 2025, the principal balance on the Term Loan was $21,386,735, unamortized financing costs was $356,893 and accrued interest was $154,626. As of December 31, 2024, the principal balance on the Term Loan was $23,696,417, unamortized financing costs was $611,938 and accrued interest was $171,714.

Pledge and Security Agreement

In connection with the Term Loan, FIBT and the Loan Parties entered into a Pledge and Security Agreement on November 15, 2023 (the “Security Agreement”), whereby the Loan Parties granted a senior security interest to FIBT on all assets of the Loan Parties, except certain excluded assets described therein.

Guaranty Agreement

In connection with the Term Loan, FIBT and the Loan Parties entered into a Guaranty Agreement on November 15, 2023 (the “Guaranty Agreement”), whereby the Guarantors guaranteed payment and performance of all Loan Parties under the Term Loan Agreement.

Subordination Agreement

In connection with the Term Loan and the Seller Promissory Note, the Lenders, the sellers of Pogo and LHO (the “Sellers”) and the Company entered into a Subordination Agreement whereby the Sellers cannot require repayment, nor commence any action or proceeding at law or equity against the Company or the Lenders to recover any or all of the unpaid Seller Promissory Note until the Term Loan is repaid in full.

Seller Promissory Note

In connection with the Closing, OpCo issued the Seller Promissory Note to Pogo Royalty, LLC (“Pogo Royalty”) in the principal amount of $15,000,000 (the “Seller Note”). The Seller Note matures on May 15, 2024, bears an interest rate equal 12% per annum, and contains no penalty for prepayment. As the Seller Note was not repaid in full prior to its stated maturity date, OpCo will owe interest from and after default equal to the lesser of 18% per annum and the highest amount permissible under law, compounded monthly. The Seller Note is subordinated to the Term Loan as discussed above. Accrued interest on the Seller Note was $4,246,644 and $2,952,123 as of June 30, 2025 and December 31, 2024, respectively. As a result of the Subordination Agreement, the Company has classified the Seller Note as a long-term liability on the consolidated balance sheet.

Private Notes Payable

Prior to December 31, 2023, the Company entered into various unsecured promissory notes with existing investors of the Company for total principal of $5,434,000 (the “Private Notes Payable”). The Private Notes Payable bear interest at the greater of 15% or the highest rate allowed under law, and have a stated maturity date of the five-year anniversary of the closing of the MIPA. The investors may demand repayment beginning six months after the closing of the MIPA. The investors also received common stock warrants equal to the principal amount funded. Each warrant entitles the holder to purchase three quarters of one share of common stock at a price of $11.50. Each warrant became exercisable on the closing date of the MIPA and is exercisable through the five-year anniversary of the promissory note agreement date. The warrants also grant the holder a one-time redemption right to require the Company to pay the holder in cash equal to $1 per warrant 18 months following the closing of the MIPA, or May 15, 2025. Based on the redemption right present in these warrants, the warrants are accounted for as a liability in accordance with ASC 480 and ASC 815 and a debt discount on the Private Notes Payable, with the changes in fair value of the warrants recognize in the statement of operations.

During the year ended December 31, 2024, the Company and certain note holders, including White Lion, entered into exchange agreements (the “2024 Exchange Agreements”) whereby the holders agreed to exchange their outstanding working capital notes totaling $300,000 and connected warrants with a fair value of $309,960 at the time of the exchange, for new convertible notes with an aggregate principal amount of $600,000. As a result of the exchange, which added a substantive conversion feature, the Company determined the exchange qualified for extinguishment accounting and recorded a loss on extinguishment of $88,660.

The Company is amortizing the debt discount through a period of nine months from the Closing Date. The Company recognized amortization of debt discount of $0 and $1,310,912 during the six months ended June 30, 2025 and 2024, respectively. Accrued interest on the promissory notes was $0 and $145,761 as of June 30, 2025 and December 31, 2024, respectively.

Convertible Notes Payable

During the year ended December 31, 2024, the Company and certain note holders entered into exchange agreements whereby the holders agreed to exchange their outstanding working capital notes totaling $300,000 and connected warrants with a fair value of $309,960 at the time of the exchange, for new convertible notes. The convertible notes have a maturity of three years after the issuance date, accrue interest at a rate of 7.5%, and are convertible into shares of Class A Common Stock at a rate of 90% multiplied by the average of the four lowest VWAP trading prices during the seven day trading period prior to the conversion date. The Company evaluated the instrument under ASC 480 and determined the instrument should be accounted for at fair value due to the variable share settlement. The Company estimated the fair value to be $698,620 at issuance of the notes payable, and revalues the convertible notes at each reporting period. During the six months ended June 30, 2025, an aggregate of $600,000 of principal on these notes and $10,492 of accrued interest, which combined had a fair value of $1,023,040 at the date of conversion, were converted into 995,657 shares of common stock. The Company estimated the fair value of the remaining convertible notes described above to be $0 and $891,364 as of June 30, 2025 and December 31, 2024, respectively, and recognized a loss on change in fair value of $131,677 during the six months ended June 30, 2025.

During the six months ended June 30, 2025, the Company and 27 of its Private Note Payable Investors (the “Exchange Investors”) entered into exchange agreements (the “2025 Exchange Agreements”) whereby the Exchange Investors exchanged their promissory notes and warrants for convertible promissory notes (the “Convertible Notes”). The principal amounts of the Convertible Notes were determined by adding the original principal amount of the promissory notes and warrants. In connection with the 2025 Exchange Agreements, the Company issued Convertible Notes in the aggregate principal amount of $9,166,500 in exchange for promissory notes in the aggregate principal amount of $3,582,500 and 5,584,000 warrants. The Company recognized a gain of $250,294 on the extinguishment of the promissory notes and warrants.

The Convertible Notes mature on January 31, 2028 and accrue interest at a rate of 7.5% per annum. The Convertible Notes may be prepaid by the Company at any time, in whole or in part, without any premium or penalty. The Convertible Notes may be converted by the holders at any time after issuance into shares of Class A Common Stock at a conversion price equal to the greater of (a) $0.25 per share or (b) 90% multiplied by the average of the three lowest VWAPs of the Class A Common Stock over the ten trading days prior to conversion. If, at any time the Convertible Notes are outstanding, the Company issues or sells Class A Common Stock for no consideration or at a price lower than the then-current Conversion Price, then the conversion price of the Convertible Notes will be automatically reduced to the amount of consideration per share received by the Company in such sale or offering. In addition, so long as any Convertible Notes are outstanding, if the Company issues any security on terms more favorable than the Convertible Notes, then the Company must notify the holder and such more favorable term shall become a part of the Convertible Note, at the holder’s option

During the six months ended June 30, 2025, the Company issued 8,956,383 shares of Class A Common Stock for the conversion of $3,516,500 in convertible notes principal and $396 of accrued interest pursuant to the terms of the convertible notes.

Accrued interest on the convertible promissory notes was $14,804 and $11,590 as of June 30, 2025 and December 31, 2024, respectively.

Merchant Cash Advances

On December 4, 2024, the Company entered into a merchant cash advance agreement with a third party. The Company received $330,700 in cash proceeds. The Company will repay an aggregate of $497,000 on a weekly basis through July 2025. The difference between the proceeds received and the total repayment was recognized as debt discount, and is amortized through the maturity date. As of June 30, 2025 and December 31, 2024, the remaining balance owed on this advance was $0 and $447,299, respectively.

On March 18, 2025, the Company entered into a master receivables purchase agreement with a third party. The Company received cash proceeds of $617,500 and will repay an aggregate of $858,000 to the lender on a weekly basis through December 2025. As of June 30, 2025 the remaining balance owed on this advance was $557,700.

On June 5, 2025, the Company entered into a master receivables purchase agreement with a third party. The Company received cash proceeds of $480,548 and will repay an aggregate of $840,000 to the lender on a weekly basis through January 2026. As of June 30, 2025 the remaining balance owed on this advance was $813,750.

As of June 30, 2025 and December 31, 2024, there was $416,032 and $222,916 of unamortized discount related to the merchant cash advances, and the Company recognized $373,069 of amortization of debt discount related to the advances.

Future Maturities of Long-Term Debt

The following summarizes the Company’s maturities of debt instruments:

Principal
12 months ended:
June 30, 2026	$6,537,788
June 30, 2027	31,217,349
June 30, 2028	5,650,000
Total	$43,405,137

NOTE 5 — STOCKHOLDERS’ EQUITY

As of June 30, 2025, there were 34,345,107 shares of Class A Common Stock and 0 shares of Class B Common Stock outstanding.

On November 15, 2023, as contemplated by the MIPA, the Company filed the an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware, pursuant to which the number of authorized shares of the Company’s capital stock, par value $0.0001 per share, was increased to 121,000,000 shares, consisting of (i) 100,000,000 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), (ii) 20,000,000 shares of Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share.

As part of the consideration to effect the Company’s initial business combination, the Company issued 2,000,000 shares of Class B Common Stock to the Sellers. Immediately upon the Closing, Pogo Royalty exercised an exchange right it held and received 200,000 shares of Class A Common Stock. During the year ended December 31, 2024, Pogo Royalty exercised its right to exchange 1,300,000 shares of Class B units of OpCo for 1,300,000 shares of Class A Common Stock. As a result of the exchange, a total of $8,801,000 was reclassified from noncontrolling interest to additional paid in capital.

On February 10, 2025, the Company entered into a Purchase, Sale, Termination and Exchange Agreement (the “PSTE”), by and among the Company, OpCo, SPAC Subsidiary, HNRA Royalties, LLC, Pogo Royalty, CIC Pogo LP, DenCo Resources, LLC, Pogo Resources Management, LLC, and 4400 Holdings LLC. The closing of the transactions contemplated by the Termination Agreement is subject to the satisfaction of various conditions, including the Company obtaining financing.

Pursuant to the PSTE, the Company agreed to purchase an irrevocable and exclusive option to purchase a certain 10% overriding royalty interest in certain oil and gas assets owned by Pogo (the “ORRI”) from Pogo Royalty for $14,000,000, payable in cash at the closing of the transactions contemplated by the PSTE. In addition, at the closing of transactions contemplated by the Termination Agreement, Pogo Royalty agreed to waive all outstanding interest accrued under the Seller Note, reduce the outstanding principal amount of the Seller Note to $8,000,000 and settle and discharge the Seller Note in exchange for the payment of $8,000,000 in cash. Pogo Royalty further agreed to assign and transfer 1,500,000 preferred units, representing the all preferred units of OpCo held by Pogo Royalty, to OpCo in exchange for the issuance by the Company of 3,000,000 shares of Class A Common Stock at the closing of transactions contemplated by the PSTE.

As consideration for entering into the PSTE, the Company agreed to release the 500,000 shares of Class B Common Stock that were being held in escrow to Pogo Royalty and to promptly process any exchange notice delivered by Pogo Royalty to exchange such shares of Class B Common Stock for shares of Class A Common Stock, and Pogo Royalty agreed to deliver such exchange notice within two days of the date of the PSTE. The PSTE contains customary representations, warranties, indemnification provisions closing conditions, and covenants. On February 11, 2025, Pogo Royalty Exchanged the remaining 500,000 OpCo Class B Units and shares of Class B Common Stock for 500,000 shares of Class A Common Stock. As a result, there are no remaining shares of Class B Common Stock outstanding as of this filing, and $3,385,000 was reclassified from noncontrolling interest to additional paid in capital.

The closing of transactions contemplated by the PSTE is contingent upon the occurrence of certain conditions, including (i) the availability of financing to the Company, (ii) the receipt by Pogo Royalty of a consent of FIBT to the PSTE and a written termination agreement, executed by the Company and FIBT, terminating that certain Subordination Agreement, dated as of November 15, 2023, by and among FIBT, the Company and Pogo Royalty, (iii) the receipt by the Company of any required stockholder consents, (iv) the respective representations and warranties of the parties being true and correct, subject to certain materiality exceptions and (v) the performance by the parties in all material respects of their respective obligations under the Agreement.

The PSTE may be terminated at any time by mutual consent of the parties thereto or by any one party if the counterparty is in material breach of the Agreement. If the Closing did not occur prior to 1:00 p.m. Central Time on June 3, 2025 (the “Outside Date”), the Termination Agreement would automatically terminate.

On June 2, 2025, the Company entered into an Amendment No. 1 to the PSTE Agreement (“Amendment No. 1”) whereby the Outside Date was extended to 5:00 p.m. Central Time on June 6, 2025. On June 6, 2025, the Company entered into an Amendment No. 2 to the PSTE Agreement (“Amendment No. 1”) whereby the Outside Date was extended to 5:00 p.m. Central Time on June 13, 2025.

On June 13, 2025, the Company entered into an Amendment No. 3 to the PSTE Agreement (“Amendment No. 3,” and together with Amendment No. 1 and Amendment No. 2, collectively, the “Amendments”) whereby the Outside Date was extended to 5:00 p.m. Central Time on September 15, 2025. In addition, pursuant to Amendment No. 3, the ORRI Purchase Price was decreased to $13,500,000 and the parties agreed to reduce the outstanding principal amount of the Seller Note to $7,000,000 and settle and discharge the Seller Note in exchange for the payment of $7,000,000 in cash at the Closing; provided, however, that the Company may instead discharge the Seller Note at the Closing by payment of $4,500,000 in cash and the issuance of a promissory note having a principal amount of $2,500,000, bearing interest at a rate of 18% per annum, compounding monthly, maturing 60 days after the Closing, and secured by a first lien on certain of the Company’s surface and well equipment. Furthermore, pursuant to Amendment No. 3, the Share Consideration was reduced to 1,500,000 shares of Class A Common Stock.

During the six months ended June 30, 2025, the Company issued 9,953,980 shares of Class A Common Stock for the conversion of $4,116,500 in convertible notes principal and $10,888 of accrued interest pursuant to the terms of the convertible notes.

On October 18, 2024, the Company entered into a consulting agreement with a third party for financing services on a month to month basis.  As compensation for services the Company will pay the consultant a fee of $20,000 per month consisting of $5,000 in cash and $15,000 in Class A common shares based on the average closing price for the last five trading days of the prior calendar month. During the six months ended June 30, 2025, the Company issued a total of 224,900 shares of Class A Common Stock pursuant to the terms of the consulting agreement. The Company recognized stock-based compensation expense of $90,000.

On January 13, 2025, the Company entered into a settlement agreement with its former President, Donald Orr, whereby the Company agreed to pay Mr Orr $75,000 in cash to settle outstanding accounts payable owed to Mr. Orr, and issued 200,000 shares of Class A Common Stock for the termination of his prior consulting agreement which had a fair value of $226,000 and was included in general and administrative expenses.

On January 14, 2025, the Company entered into an agreement with a consultant whereby the Company agreed to issue the consultant 45,050 shares of Class A Common Stock for the settlement of $45,050 in outstanding services.

On March 21, 2025, the Company entered into an agreement with a consultant to provide marketing and distribution services to the Company through September 30, 2025 in exchange for 120,000 shares of Class A Common Stock, which were issued during the three months ended June 30, 2025 and had a fair value of $51,012. Prior to September 30, 2025, in the event the Company’s shares achieve a consecutive 20 trading day moving average trading price of $1 or more, the consultant will receive $60,000 of shares of Class A Common Stock.

On March 28, 2025, the Company entered into an agreement with a consultant to provide transaction advisory services in exchange for 100,000 shares of Class A Common Stock which were issued during the three months ended June 30, 2025 and had a fair value of $42,510. In the event any transaction introduced by the consultant is closed, the consultant will be entitled to a fee of 3% of the aggregate consideration of such transaction and would receive 3% of any consideration paid to the Company related to drilling, completing plugging or abandoned the first three horizontal wells.

On April 28, 2025, the Company agreed to issue 98,615 shares of Class A common stock with a fair value of $49,308 to a vendor to settle accounts payable of $98,615 resulting in a gain on settlement of $49,308.

The Company recognized total stock-based compensation expense of $605,778 and 699,248 during the six months ended June 30, 2025 and 2024, respectively and expects to recognize an additional $620,898 through December 31, 2026 assuming all awards vest. During the six months ended June 30, 2025, 9,357 shares were issued to an employee related to vesting of RSU awards.

On June 17, 2025, the Company and EON Energy, LLC (“EON Energy”), a wholly owned subsidiary, entered into a Purchase and Sale Agreement (the “PSA”) with WPP NM, L.L.C. and Northwest Central, L.L.C. (collectively the “Seller”) to acquire all of their respective estates and mineral rights created by the oil and gas leases and mineral estates in the South Justis Field located in the Permian Basin in Lea County, New Mexico (the “Leases”), (ii) all oil, gas, water injection wells, water disposal and other wells located on the Leases or on lands pooled therewith, together with (iii) all of Seller’s interest in the rights, appurtenances, contracts, personal property, and records related thereto (collectively, the “Assets”). The transactions contemplated by the PSA were consummated at a closing held on June 20, 2025.

In consideration of EON Energy’s purchase of the Assets, the Company issued 1,000,000 shares of its Class A Common Stock. The number of shares are subject to adjustments following closing of the transactions as follows: (i) reduction by the proceeds received by the Seller between June 1, 2025 (the “Effective Date”) and June 20, 2025, (ii) reduction by any ad valorem and similar production taxes payable with respect to the Assets for all periods ending on or prior to the Effective Date to the extent not paid prior to June 20, 2025, (iii) reduction by an amount equal to the Allocated Values (as defined in the PSA) of any Assets affected by a Title Defect (as defined in the PSA), and (iv) increase by the value of all merchantable oil in storage above the pipeline connection at the Effective Date that is credited to the Assets.

The Company evaluated the transaction under ASC 805 and determined it was an asset acquisition, as substantially all of the fair value of assets acquired was concentrated in a group of similar assets, being the mineral rights of developed reserves. The Company assessed the purchase and noted the stock price on the date of the 1,000,000 shares of Class A Common Stock issuance was $0.49 on the closing date of June 20, 2025, resulting in a purchase price of $490,000, which will be assigned in full to the lease acquisition costs.

On June 17, 2025, LH Operating, LLC (“LHO”), a wholly owned subsidiary of the Company, entered into a Master Services Agreement (the “MSA”) with a contractor whereby the contractor agreed to provide workover services in the Grayburg-Jackson Oil Field operated by LHO and the South Justis Field acquired by EON Energy (the “Services”). The Company agreed to (i) prepay an initial $500,000 in cash to the contractor, which was paid in June 2025, and (ii) issue 1,000,000 shares of Class A Common Stock. The Company noted the stock price on the date of the 1,000,000 share issuance was $0.49 on the closing date of June 20, 2025, resulting in fair market value of $490,000, which will be capitalized in full as development costs.

Common Stock Purchase Agreement

On October 17, 2022, the Company entered into a common stock purchase agreement (as amended, the “Common Stock Purchase Agreement”) and a related registration rights agreement (the “White Lion RRA”) with White Lion Capital, LLC, a Nevada limited liability company (“White Lion”). Pursuant to the Common Stock Purchase Agreement, the Company has the right, but not the obligation to require White Lion to purchase, from time to time, up to $150,000,000 in aggregate gross purchase price of newly issued shares of the Company’s Class A Common Stock, subject to certain limitations and conditions set forth in the Common Stock Purchase Agreement. Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms by the Common Stock Purchase Agreement.

Subject to the satisfaction of certain customary conditions including, without limitation, the effectiveness of a registration statement registering the shares issuable pursuant to the Common Stock Purchase Agreement, the Company’s right to sell shares to White Lion will commence on the effective date of the registration statement and extend until December 31, 2026. During such term, subject to the terms and conditions of the Common Stock Purchase Agreement, the Company may notify White Lion when the Company exercises its right to sell shares (the effective date of such notice, a “Notice Date”). The number of shares sold pursuant to any such notice may not exceed (i) the lower of (a) $2,000,000 and (b) the dollar amount equal to the product of (1) the Effective Daily Trading Volume (2) the closing price of common stock on the Effective Date (3) 400% and (4) 30%, divided by the closing price of common stock on NYSE American preceding the Notice Date and (ii) a number of shares of common stock equal to the Average Daily Trading Volume multiplied by the Percentage Limit.

The purchase price to be paid by White Lion for any such shares will equal 96% of the lowest daily volume-weighted average price of common stock during a period of two consecutive trading days following the applicable Notice Date.

The Company will have the right to terminate the Common Stock Purchase Agreement at any time after Commencement, at no cost or penalty, upon three trading days’ prior written notice. Additionally, White Lion will have the right to terminate the Common Stock Purchase Agreement upon three days’ prior written notice to the Company if (i) there is a Fundamental Transaction, (ii) the Company is in breach or default in any material respect of the White Lion RRA, (iii) there is a lapse of the effectiveness, or unavailability of, the Registration Statement for a period of 45 consecutive trading days or for more than an aggregate of 90 trading days in any 365-day period, (iv) the suspension of trading of the common stock for a period of five consecutive trading days, (v) the material breach of the Common Stock Purchase Agreement by the Company, which breach is not cured within the applicable cure period or (vi) a Material Adverse Effect has occurred and is continuing. No termination of the Common Stock Purchase Agreement will affect the registration rights provisions contained in the White Lion RRA.

On March 7, 2024, the Company entered into an Amendment No. 1 to Common Stock Purchase Agreement (the “Amendment”) with White Lion. Pursuant to the Amendment, the Company and White Lion agreed to a fixed number of Commitment Shares equal to 440,000 shares of common stock to be issued to White Lion in consideration for commitments of White Lion under the Common Stock Purchase Agreement, which the Company agreed to include all of the Commitment Shares on the Initial Registration Statement filed by the Company. The Company recognized share-based compensation expense of $573,568 related to the Amendment.

Finally, pursuant to the Amendment, the Company’s right to sell shares of common stock to White Lion will now extend until December 31, 2026.

On June 17, 2024, the Company entered into an Amendment No. 2 to Common Stock Purchase Agreement (the “2nd Amendment”) with White Lion. Pursuant to the 2nd Amendment, the Company and White Lion agreed to amend the process of a Rapid Purchase, whereby the parties will close on the Rapid Purchase on the trading day the notice of the applicable Rapid Purchase is given. The 2nd Amendment, among other things, also removed the maximum number of shares required to be purchased upon notice of a Rapid Purchase, added a limit of 100,000 shares of Common Stock per individual request, and revised the purchase price of a Rapid Purchase to equal the lowest traded price of Common Stock during the one hour following White Lion’s acceptance of the Rapid Purchase for each request. In addition, White Lion agreed that, on any single business day, it shall not publicly resell an aggregate amount of Commitment Shares in an amount that exceeds 7% of the daily trading volume of the Common Stock for such business day, excluding any trades before or after regular trading hours and any block trades.

In addition, the Company may, from time to time while a purchase notice is active, issue a Rapid Purchase Notice to White Lion for the purchase of shares (not to exceed 100,000 shares per individual request) at a purchase price equal to the lowest traded price of Common Stock during the one hour following White Lion’s acceptance of the Rapid Purchase for each request, and which the parties will close on the Rapid Purchase on the trading day the notice of the applicable Rapid Purchase is given within two Business Days of the applicable Rapid Purchase Date. Furthermore, White Lion agreed that, on any single Business Day, it shall not publicly resell an aggregate amount of Commitment Shares in an amount that exceeds 7% of the daily trading volume of our Class A Common Stock for the such preceding Business Day, excluding any trades before or after regular trading hours and any block trades.

In addition, pursuant to the 2nd Amendment, the Company may, from time to time while a Purchase Notice is active, issue a Rapid Purchase Notice to White Lion which the parties will close on the Rapid Purchase within two Business Days of the applicable Rapid Purchase Date. Furthermore, White Lion agreed that, on any single Business Day, it shall not publicly resell an aggregate amount of Commitment Shares in an amount that exceeds 7% of the daily trading volume of the Common Stock for the preceding Business Day.

During the six months ended June 30, 2025, the Company issued 10,770,000 shares under the Common Stock Purchase Agreement in exchange for cash proceeds of $7,024,332.

Registration Rights Agreement (White Lion)

Concurrently with the execution of the Common Stock Purchase Agreement, the Company entered into the White Lion RRA with the White Lion in which the Company has agreed to register the shares of common stock purchased by White Lion with the SEC for resale within 30 days of the consummation of a business combination. The White Lion RRA also contains usual and customary damages provisions for failure to file and failure to have the registration statement declared effective by the SEC within the time periods specified.

The Common Stock Purchase Agreement and the White Lion RRA contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

NOTE 6 — FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurement”, approximates the carrying amounts represented on the balance sheet.

The fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Recurring Basis

Assets and liabilities measured at fair value on a recurring basis are as follows:

Derivatives

The Company’s commodity price derivatives primarily represent crude oil collar contracts (some with long calls), fixed price swap contracts and differential swap contracts. The asset and liability measurements for the Company’s commodity price derivative contracts are determined using Level 2 inputs. The asset and liability values attributable to the Company’s commodity price derivatives were determined based on inputs that include, but not limited to, the contractual price of the underlying position, current market prices, crude oil forward curves, discount rates, and volatility factors. The Company had a net derivative asset of $674,314 as of June 30, 2025 and had a net derivative asset of $106,397 as of December 31, 2024.

Warrant Liability

Based on the redemption right present in the warrants issued in connection with promissory notes, the warrants are accounted for as a liability in accordance with ASC 480 and ASC 815, with the changes in fair value of the warrants recognize in the statement of operations.

The Company valued the warrants using the trading prices of the Public Warrants, which mirror the terms of the note payable warrants. The Company also estimated the fair value of the redemption put using a present value calculation for the time from the Closing Date of the MIPA through the 18-month redemption date and an estimated discount rate of 15%. The estimated fair value of the warrants and redemption put was $0 and $5,681,849 as of June 30, 2025 and December 31, 2024, respectively, and the Company recognized a change in fair value of the warrant liability of a loss of $152,490 during the six months ended June 30, 2025. The warrant liability estimated fair value is considered a level 3 fair value measurement.

Nonrecurring Basis

The carrying value of the Company’s financial instruments, consisting of cash, accounts receivable, accounts payable and accrued expenses, approximates their fair value due to the short maturity of such instruments. Financial instruments also consist of debt for which fair value approximates carrying values as the debt bears interest at fixed or variable rates which are reflective of current rates otherwise available to the Company. The Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

NOTE 7 — RELATED PARTY TRANSACTIONS

On May 5, 2022, the Company entered into a Referral Fee and Consulting Agreement (the “Consulting Agreement”) with Alexandria VMA Capital, LLC (“Alexandria”), an entity controlled by Mr. Caravaggio, who became the Company’s CEO on December 17, 2023. Pursuant to the Consulting Agreement, Alexandria provided information and contacts with suitable investments and acquisition candidates for the Company’s initial business combination. In addition, Alexandria provided due diligence, purchasing and negotiating strategy advice, organizational and operational advice, and such other services as requested by the Company. In consideration of the services provided by Alexandria, the Company paid to Alexandria Capital a referral fee of $1,800,000 equal to 2% of the total value of the Company’s business combination, with half being paid by the issuance of 89,000 shares of the Company’s Class A Common Stock. No gain was recognized on the issuance of these shares for the difference in the fair value of the shares and the $900,000 payable due to the related party nature of the transaction. The remaining $900,000 was reflected as accounts payable. As of June 30, 2025 and December 31, 2024, the Company owes $233,000 and $403,000 of the fee, respectively.

On January 20, 2023, January 27, 2023, and February 14, 2023, Mr. Caravaggio entered into Private Notes Payable with the Company. Pursuant to the Private Notes Payable, Mr. Caravaggio paid an aggregate amount of $179,000 and received promissory notes in the aggregate principal amount of $179,000, accruing interest at a rate of 15% per annum, and common stock warrants to purchase an aggregate of 179,000 shares of Class A Common Stock of the Company at an exercise price of $11.50 per share. The warrants issued to Mr. Caravaggio are identical to the Public Warrants that are publicly traded on the NYSE American under the symbol “HNRAQ” in all material respects, except that the warrants were not transferable, assignable or salable until 30 days after the Company’s initial business combination. The warrants are exercisable on the same basis as the Public Warrants. On November 13, 2023, pursuant to an Exchange Agreement, the Company agreed with Dante Caravaggio to exchange, in consideration of the surrender and forgiveness of an aggregate amount (including principal and interest accrued thereon) of $100,198 due under the Private Notes Payable, for 20,040 shares of Class A Common Stock at a price per share equal to $5.00 per share. During the six months ended June 30, 2025, the Company entered into a 2025 Exchange Agreement with Mr. Caravaggio to exchange $89,500 of principal and 179,000 of warrants into a convertible note with a principal amount of $268,500. See Note 4 for further information.

On February 14, 2023, the Company entered into a consulting agreement with Donald Orr, the Company’s former President, which became effective upon the closing of the MIPA for a term of three years. Under the agreement, the Company will pay Mr. Orr an initial cash amount of $25,000, an initial award of 30,000 shares of common stock, a monthly payment of $8,000 for the first year of the agreement and $12,000 per month for the remaining two years, and two grants, each consisting of restricted stock units (“RSUs”) calculated by dividing $150,000 by the stock price on the one year and two year anniversary of the initial Business Combination. Each of the RSU awards will vest upon the one year and two-year anniversary of the grants. In the event of termination of Mr. Orr without cause, Mr. Orr will be entitled to 12 months of the monthly payment in effect at that time, and the RSU awards issued to Mr. Orr shall fully vest. The 60,000 RSU’s were approved by the Board and issued in March of 2024. On January 13, 2025, the Company entered into a settlement agreement with its Mr. Orr, whereby the Company agreed to pay Mr Orr. $75,000 in cash and issued 200,000 shares of Class A Common Stock for the termination of his prior consulting agreement.

NOTE 8 — COMMITMENTS AND CONTINGENCIES

Contingencies

The Company is a party to various legal actions arising in the ordinary course of its businesses. In accordance with ASC 450, Contingencies, the Company accrues reserves for outstanding lawsuits, claims and proceedings when a loss contingency is probable and can be reasonably estimated. The Company estimates the amount of loss contingencies using current available information from legal proceedings, advice from legal counsel and available insurance coverage. Due to the inherent subjectivity of the assessments and unpredictability of the outcomes of the legal proceedings, any amounts accrued or included in this aggregate amount may not represent the ultimate loss to the Company from the legal proceedings in question. Thus, the Company’s exposure and ultimate losses may be higher, and possibly significantly more, than the amounts accrued.

Environmental

From time to time, and in the ordinary course of business, the Company may be subject to certain environmental liabilities. Environmental expenditures that relate to an existing condition caused by past operations and have no future economic benefits are expensed. Environmental expenditures that extend the life of the related property or mitigate or prevent future environmental contamination are capitalized. Liabilities for expenditures that will not qualify for capitalization are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are undiscounted unless the timing of cash payments for the liability is fixed or reliably determinable. Environmental liabilities normally involve estimates that are subject to revision until settlement or remediation occurs.

As of June 30, 2025 and December 31, 2024, the Company had recorded an environmental remediation liability of $675,000 relating to an oil spill at one of the Company’s producing sites in fiscal year 2017 which is recorded in other liabilities in the consolidated balance sheets. The producing site was subsequently sold in 2019 and the Predecessor indemnified the purchaser for the remediation costs. Management based the remediation liability on the undiscounted cost received from third- party quotes to remediate the spill. As of June 30, 2025, the Company does not believe it is likely remediation will be required in the next five years.

NOTE 9 — SUBSEQUENT EVENTS

Subsequent to June 30, 2025, the Company issued 2,800,000 shares under the Common Stock Purchase Agreement in exchange for cash proceeds of $973,440 and issued 156,250 shares pursuant to the conversion of $50,000 of principal in convertible notes payable.

On July 11, 2025, the Company entered into a Note Purchase Agreement (the “NPA”) with White Lion whereby the Company will issue and sell convertible promissory notes in an aggregate principal amount of up to $1,200,000 (the “White Lion Notes”). On July 11, 2025, the Company issued a convertible promissory note in the aggregate principal amount of $600,000 to White Lion (the “Initial Note”) pursuant to an initial closing in exchange for funding of $564,000 in cash from White Lion. Pursuant to the NPA, the Company granted White Lion a right until July 11, 2026, to conduct a second closing (the “Second Closing”) whereby White Lion may purchase an additional convertible promissory note in the aggregate principal amount of $600,000 in exchange for funding of $564,000 in cash from White Lion with such convertible promissory note being on the same terms as the Initial Note (the “Second Note,” and together with the Initial Note, the “Notes”). White Lion has the right, at any time until complete satisfaction of the amounts owed under the Initial Note, to convert any amounts owed under the Initial Note into Class A Common Stock of the Company at a conversion price equal to the greater of: (i) $0.25 or (ii) the lower of (A) the Fixed Conversion Price (as defined below) or (B) 90% multiplied by the lowest closing price of the Class A Common Stock during the ten trading days prior to the subject conversion date (representing a discount rate of 10%). The “Fixed Conversion Price” is the lower of (x) $0.75 or (y) the closing price of the Class A Common Stock on the 60th day following the date that the SEC has declared the registration statement required by the NPA effective for resales of the shares by White Lion. The conversion price shall be automatically adjusted equitably for stock splits, stock dividends or rights offerings by the Company relating to the Company’s securities or the securities of any subsidiary of the Company, as well as combinations, recapitalization, reclassifications, extraordinary distributions and similar events. At no time may White Lion hold or be required to take more than 4.99% (or up to 9.99% at the election of White Lion pursuant to the Initial Note) of the outstanding Class A Common Stock.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

References in this report (the “Quarterly Report”) to “we,” “us” or the “Company” refer to EON Resources, Inc. (formerly HNR Acquisition Corp.). References to our “management” or our “management team” refer to our officers and directors, and references to the “Sponsor” refer to HNRAC Sponsors, LLC. References to the Predecessor refer to the business of Pogo Resources, LLC and its subsidiaries prior to the Closing Date. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the unaudited consolidated financial statements and the notes thereto contained elsewhere in this Quarterly Report. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Special Note Regarding Forward-Looking Statements

This Quarterly Report includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act that are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. All statements, other than statements of historical fact included in this Form 10-Q including, without limitation, statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding the Company’s financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. Words such as “expect,” “believe,” “anticipate,” “intend,” “estimate,” “seek” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors section of the Company’s Annual Report on Form 10-K filed with the SEC. The Company’s securities filings can be accessed on the EDGAR section of the SEC’s website at www.sec.gov. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Overview

We are an independent oil and natural gas company based in Texas and formed in 2017 that is focused on the acquisition, development, exploration, production and divestiture of oil and natural gas properties in the Permian Basin. The Permian Basin is located in west Texas and southeastern New Mexico and is characterized by high oil and liquids-rich natural gas content, multiple vertical and horizontal target horizons, extensive production histories, long-lived reserves and historically high drilling success rates. Our properties are in the Grayburg-Jackson Field in Eddy County, New Mexico, and South Justice Field in Lea County, New Mexico which are both in the sub-area of the Permian Basin. Pogo focuses primarily on production through waterflooding recovery methods.

Our assets as mentioned above consist of contiguous leasehold positions in the Grayburg-Jackson Field of approximately 13,700 gross (13,700 net) acres with an average working interest of 100%. We operate 100% of the net acreage across the Grayburg-Jackson Field assets, all of which is net operated acreage of vertical wells with average depths of approximately 3,810 feet. In addition our South Justice Field has contiguous leasehold positions of approximately 5,400 gross (5,400) acres with an average working interest of 94%. We operate 100% of the net acreage across the Grayburg-Jackson field assets, all of which is net operated acreage of vertical wells with average depths of approximately 6,000 feet.

Our average daily production for the six months ended June 30, 2025 was 708 barrel of oil equivalent (“BOE”) per day. Our average daily production for the year ended December 31, 2024, was 798 BOE per day. The decrease in production is due to an increase in well downtime, water injection flowlines that needed repair or replacement, and the conveyance of the 10% Override royalty interest to Pogo Royalty.

Selected Factors That Affect Our Operating Results

Our revenues, cash flows from operations and future growth depend substantially upon:

●	the timing and success of production and development activities;

●	the prices for oil and natural gas;

●	the quantity of oil and natural gas production from our wells;

●	changes in the fair value of the derivative instruments we use to reduce our exposure to fluctuations in the price of oil and natural gas;

●	our ability to continue to identify and acquire high-quality acreage and development opportunities; and

●	the level of our operating expenses.

In addition to the factors that affect companies in our industry generally, the location of substantially all of our acreage discussed above subjects our operating results to factors specific to these regions. These factors include the potential adverse impact of weather on drilling, production and transportation activities, particularly during the winter and spring months, as well as infrastructure limitations, transportation capacity, regulatory matters and other factors that may specifically affect one or more of these regions.

The price at which our oil and natural gas production are sold typically reflects either a premium or discount to the New York Mercantile Exchange (“NYMEX”) benchmark price. Thus, our operating results are also affected by changes in the oil price differentials between the applicable benchmark and the sales prices we receive for our oil production. Our oil price differential to the NYMEX benchmark price during the six months ended June 30, 2025 and 2024, was $0.84 and $(4.57) per barrel, respectively. Our natural gas price differential during the six months ended June 30, 2025 and 2024, was $(0.05) and $0.34 per one thousand cubic feet (“Mcf”), respectively. Fluctuations in our price differentials and realizations are due to several factors such as gathering and transportation costs, takeaway capacity relative to production levels, regional storage capacity, gain/loss on derivative contracts and seasonal refinery maintenance temporarily depressing demand.

Market Conditions

The price that we receive for the oil and natural gas we produce is largely a function of market supply and demand. Because our oil and gas revenues are heavily weighted toward oil, we are more significantly impacted by changes in oil prices than by changes in the price of natural gas. World-wide supply in terms of output, especially production from properties within the United States, the production quota set by OPEC, and the strength of the U.S. dollar can adversely impact oil prices.

Historically, commodity prices have been volatile, and we expect the volatility to continue in the future. Factors impacting the future oil supply balance are world-wide demand for oil, as well as the growth in domestic oil production.

Prices for various quantities of natural gas and oil that we produce significantly impact our revenues and cash flows. The following table lists average NYMEX prices for oil and natural gas for the three and six months ended June 30, 2025 and 2024.

	For the three months ended June 30,
	2025	2024
Average NYMEX Prices (1)
Oil (per Bbl)	$64.63	$81.71
Natural gas (per Mcf)	$3.07	$2.08

	For the six months ended June 30,
	2025	2024
Average NYMEX Prices (1)
Oil (per Bbl)	$68.23	$79.64
Natural gas (per Mcf)	$3.67	$2.11

(1)	Based on average NYMEX closing prices.

For the six months ended June 30, 2025, the average NYMEX oil pricing was $68.23 per barrel of oil or 14% lower than the average NYMEX price per barrel for the six months ended June 30, 2024. Our settled derivatives increased our realized oil price per barrel by $2.00 in the six months ended June 30, 2025, and decreased our realized oil price per barrel by $3.16 in the six months ended June 30, 2024. Our average realized oil price per barrel after reflecting settled derivatives and location differentials was $69.07 and $75.07 for the six months ended June 30, 2025 and 2024, respectively.

The average NYMEX natural gas pricing for the six months ended June 30, 2025, was $3.67 per Mcf, or 74% higher than the average NYMEX price of $2.11 per Mcf for the six months ended June 30, 2024.

Results of Operations

Three months ended June 30, 2025 Compared to Three months ended June 30, 2024

The following table sets forth selected operating data for the periods indicated. Average sales prices are derived from accrued accounting data for the relevant period indicated.

	Three Months Ended June 30, 2025	Three Months Ended June 30, 2024

Revenues
Crude oil	$3,520,740	$4,885,959
Natural gas and natural gas liquids	67,840	128,084
Gain (loss) on derivative instruments, net	889,479	(83,478)
Other revenue	105,089	130,230
Total revenues	$4,583,148	5,060,795

Average sales prices:
Oil (per Bbl)	$63.67	$80.10
Effect on gain (loss) of settled oil derivatives on average price (per Bbl)	6.86	(4.29)
Oil net of settled oil derivatives (per Bbl)	70.53	75.81

Natural gas (per Mcf)	$2.34	$2.13

Realized price on a BOE basis excluding settled commodity derivatives	$59.68	$70.62
Effect of gain (loss) on settled commodity derivatives on average price (per BOE)	6.31	(3.68)
Realized price on a BOE basis including settled commodity derivatives	$65.99	$66.94

Expenses
Production taxes, transportation and processing	302,850	408,985
Lease operating	1,993,454	2,094,181
Depletion, depreciation and amortization	458,190	522,542
Accretion of asset retirement obligations	95,322	40,526
General and administrative	1,941,044	2,323,662
Total expenses	4,790,860	5,389,896

Costs and expenses (per BOE):
Production taxes, transportation, and processing	$5.04	$5.76
Lease operating expenses	33.15	29.50
Depreciation, depletion, and amortization expense	7.62	7.36
Accretion of asset retirement obligations	1.59	0.57
General and administrative	32.28	32.73

Net producing wells at period-end	472	342

Oil and Natural Gas Sales

Our revenues vary from year to year primarily as a result of changes in realized commodity prices and production volumes. For the three months ended June 30, 2025, our oil and natural gas sales decreased 28% from the three months ended June 30, 2024, excluding the effect of settled commodity derivatives, and a 15% decrease in production volumes. Production volumes decreased for the three months ended June 30, 2025 from the three months ended June 30, 2024 as a result of the negative impacts on production resulted from an equal combination of on-going water injection mechanical problems and downtime required to perform acid treatments and well servicing work to return wells to production.

Production for the comparable periods is set forth in the following table:

	For the Three Months Ended June 30,
	2025	2024
Production:
Oil (MBbl)	55	61
Natural gas (MMcf)	29	60
Total (MBOE)(1)	60	71

Average daily production:
Oil (Bbl)	307	674
Natural gas (Mcf)	161	663
Total (BOE)(1)	334	718

(1)	Natural gas is converted to BOE at the rate of one-barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas, which is not necessarily indicative of the relationship of oil and natural gas prices.

Derivative Contracts

We enter into commodity derivatives instruments to manage the price risk attributable to future oil production. We recorded a gain on derivative contracts of $889,479 for the three months ended June 30, 2025, compared to a loss of $83,478 for the three months ended June 30, 2024. lower commodity prices in the three months ended June 30, 2025, resulted in realized gains of $379,350 compared to realized losses of $261,448 for the three months ended June 30, 2024. For the three months ended June 30, 2025, unrealized gains were $510,129 compared to unrealized gains of $177,970 for the three months ended June 30, 2024.

For the three months ended June 30, 2025, our average realized oil price per barrel after reflecting settled derivatives was $70.53 compared to $75.81 for the three months ended June 30, 2024. For the three months ended June 30, 2025, our settled derivatives increased our realized oil price per barrel by $6.86 compared to decreasing the price per barrel by $3.16 for the three months ended June 30, 2024. As of June 30, 2025, we ended the period with a $674,314 net derivative asset compared to a net asset of $106,397 as of December 31, 2024.

Other Revenue

Other revenue was $105,089 for the three months ended June 30, 2025, compared to $130,230 for the three months ended June 30, 2024. The revenue is related to providing water services to a third party. The contract is for one year starting on September 1, 2022, and has been renewed by mutual agreement.

Lease Operating Expenses

Lease operating expenses were $1,993,454 for the three months ended June 30, 2025, compared to $2,094,181 for the three months ended June 30, 2024. On a per unit basis, production expenses increased 5% from $29.50 per BOE for the three months ended June 30, 2024, to $33.15 per BOE for the three months ended June 30, 2025.

Production Taxes, Transportation and Processing

We pay production taxes, transportation and processing costs based on realized oil and natural gas sales. Production taxes, transportation and processing costs were $302,850 for the three months ended June 30, 2025, compared to $408,985 for the three months ended June 30, 2024. As a percentage of oil and natural gas sales, these costs were 8.4% and 8.6% in the three months ended June 30, 2025 and 2024 respectively. Production taxes, transportation, and processing as a percent of total oil and natural gas sales are consistent with historical trends.

Depletion, Depreciation and Amortization

Depletion, depreciation and amortization (“DD&A”) was $458,190 for the three months ended June 30, 2025 compared to $522,542 for the three months ended June 30, 2024. DD&A was $7.62 per BOE for the three months ended June 30, 2025, compared to $7.36 per BOE for the three months ended June 30, 2024. The aggregate decrease in DD&A expense for the three months ended June 30, 2025, compared to the three months ended June 30, 2024, was driven by the decrease in oil and gas production.

Accretion of Asset Retirement Obligations

Accretion expense was $95,322 for the three months ended June 30, 2025, compared to $40,526 for the three months ended June 30, 2024. Accretion expense was $1.59 per BOE for the three months ended June 30, 2025, compared to $0.57 per BOE for the three months ended June 30, 2024. The aggregate increase in accretion expense for the three months ended June 30, 2025, compared to the three months ended June 30, 2024, was driven by changes in certain assumptions, specifically the inflation factor.

General and Administrative

General and administrative expenses were $1,941,044 for the three months ended June 30, 2025, compared to $2,323,662 for the three months ended June 30, 2024. The decrease in general and administrative expenses is primarily due to decreased stock-based compensation in the current period of $237,685 compared to $370,720 in the comparative period, and our focus on reducing overhead and overall levels of general and administrative costs.

Interest Expense and amortization of financing costs

Interest expense was $1,678,538 for the three months ended June 30, 2025, compared to $2,030,317 for the three months ended June 30, 2024. The decrease in interest expense is driven by the decreases in the Senior Secured term loan and the Private Notes Payable.

During the three months ended June 30, 2025, the Company recorded $332,447 related to the amortization of financing costs compared to $662,076 for the three months ended June 30, 2024. These costs are attributable to deferred finance costs paid on the Senior Secured Term Loan, and discounts associated with the Private Notes Payable during 2023.

Change in fair value of forward purchase agreement

The change in fair value of forward purchase agreement consisted of a loss of $23,717 for the three months ended June 30, 2024 related to the inputs used in our fair value estimate of the FPA Put Option, primarily the decline in our stock price during the three months ended June 30, 2024. The key inputs to the fair value estimate include our stock price, which declined during the Successor period, and the likelihood, timing and price of a potential dilutive offering. The FPA put option was settled during the year ended December 31, 2024 and therefore no change in fair value was recorded in the three months ended June 30, 2025.

Change in fair value of warrant and convertible note liabilities

The change in fair value of warrant liabilities consisted of a gain of $10,030 for the three months ended June 30, 2025, compared to a loss of $277,167 for the three months ended June 30, 2024, related to fluctuations in the trading price of our warrants, a portion of which were accounted for as liabilities due to the redemption provisions in those issued to Private Note holders. All warrants previously accounted for as liabilities were exchanged into convertible notes during the six months ended June 30, 2025.

The change in fair value of convertible note liabilities consisted of a loss of $1,931 for the three months ended June 30, 2025.

Gain on extinguishment of liabilities

The Company recognized a gain on extinguishment of liabilities of $207,307 during the three months ended June 30, 2025, primarily related to the exchange of certain notes payable and warrant liabilities for convertible note agreements.

Six months ended June 30, 2025 Compared to Six months ended June 30, 2024

The following table sets forth selected operating data for the periods indicated. Average sales prices are derived from accrued accounting data for the relevant period indicated.

	Six Months Ended June 30, 2025	Six Months Ended June 30, 2024

Revenues
Crude oil	$7,913,345	$9,857,109
Natural gas and natural gas liquids	207,372	306,692
Gain (loss) on derivative instruments, net	804,408	(2,080,725)
Other revenue	222,621	260,818
Total revenues	$9,147,746	8,343,894

Average sales prices:
Oil (per Bbl)	$67.06	$78.23
Effect on gain (loss) of settled oil derivatives on average price (per Bbl)	(2.00)	(3.16)
Oil net of settled oil derivatives (per Bbl)	69.06	75.07

Natural gas (per Mcf)	$3.62	$2.45

Realized price on a BOE basis excluding settled commodity derivatives	$63.67	$69.22
Effect of gain (loss) on settled commodity derivatives on average price (per BOE)	1.85	(2.71)
Realized price on a BOE basis including settled commodity derivatives	$65.52	$66.51

Expenses
Production taxes, transportation and processing	700,066	837,265
Lease operating	3,914,775	4,393,699
Depletion, depreciation and amortization	555,265	998,616
Accretion of asset retirement obligations	251,538	73,531
General and administrative	4,025,589	4,633,486
Total expenses	9,447,233	10,936,597

Costs and expenses (per BOE):
Production taxes, transportation, and processing	$5.84	$5.70
Lease operating expenses	30.69	29.92
Depreciation, depletion, and amortization expense	4.35	6.80
Accretion of asset retirement obligations	1.97	0.50
General and administrative	31.56	31.56

Net producing wells at period-end	472	342

Oil and Natural Gas Sales

Our revenues vary from year to year primarily as a result of changes in realized commodity prices and production volumes. For the six months ended June 30, 2025, our oil and natural gas sales decreased 20% from the six months ended June 30, 2024, excluding the effect of settled commodity derivatives, and a 13% decrease in production volumes. Production volumes decreased for the six months ended June 30, 2025 from the six months ended June 30, 2024 as a result of increased flaring of natural gas during the current period.

Production for the comparable periods is set forth in the following table:

	For the Six Months Ended June 30,
	2025	2024
Production:
Oil (MBbl)	118	126
Natural gas (MMcf)	57	125
Total (MBOE)(1)	128	147

Average daily production:
Oil (Bbl)	656	674
Natural gas (Mcf)	318	696
Total (BOE)(1)	709	814

(1)	Natural gas is converted to BOE at the rate of one-barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas, which is not necessarily indicative of the relationship of oil and natural gas prices.

Derivative Contracts

We enter into commodity derivatives instruments to manage the price risk attributable to future oil production. We recorded a gain on derivative contracts of $804,408 for the six months ended June 30, 2025, compared to a loss of $2,080,725 for the six months ended June 30, 2024. Lower commodity prices in the six months ended June 30, 2025, resulted in realized gains of $236,491 compared to realized losses of $398,602 for the six months ended June 30, 2024. For the six months ended June 30, 2025, unrealized gains were $567,917 compared to unrealized losses of $1,682,123 for the six months ended June 30, 2024.

For the Six months ended June 30, 2025, our average realized oil price per barrel after reflecting settled derivatives was $69.07 compared to $75.07 for the six months ended June 30, 2024. For the six months ended June 30, 2025, our settled derivatives decreased our realized oil price per barrel by $2.00 compared to decreasing the price per barrel by $3.16 for the six months ended June 30, 2024. As of June 30, 2025, we ended the period with a $674,314 net derivative asset compared to a net asset of $106,397 as of December 31, 2024.

Other Revenue

Other revenue was $222,621 for the six months ended June 30, 2025, compared to $260,818 for the six months ended June 30, 2024. The revenue is related to providing water services to a third party. The contract is for one year starting on September 1, 2022, and has been renewed by mutual agreement.

Lease Operating Expenses

Lease operating expenses were $3,914,775 for the six months ended June 30, 2025, compared to $4,393,699 for the six months ended June 30, 2024. On a per unit basis, production expenses increased 3% from $29.92 per BOE for the six months ended June 30, 2024, to $30.69 per BOE for the six months ended June 30, 2025.

Production Taxes, Transportation and Processing

We pay production taxes, transportation and processing costs based on realized oil and natural gas sales. Production taxes, transportation and processing costs were $700,066 for the six months ended June 30, 2025, compared to $837,265 for the six months ended June 30, 2024. As a percentage of oil and natural gas sales, these costs were 8.6% and 8.2% in the six months ended June 30, 2025 and 2024, respectively. Production taxes, transportation, and processing as a percent of total oil and natural gas sales are consistent with historical trends.

Depletion, Depreciation and Amortization

Depletion, depreciation and amortization (“DD&A”) was $555,265 for the six months ended June 30, 2025 compared to $998,616 for the six months ended June 30, 2024. DD&A was $4.35 per BOE for the six months ended June 30, 2025, compared to $6.80 per BOE for the six months ended June 30, 2024. The aggregate decrease in DD&A expense for the six months ended June 30, 2025, compared to the six months ended June 30, 2024, was driven by the decrease in oil and gas production.

Accretion of Asset Retirement Obligations

Accretion expense was $251,538 for the six months ended June 30, 2025, compared to $73,531 for the six months ended June 30, 2024. Accretion expense was $1.97 per BOE for the six months ended June 30, 2025, compared to $0.50 per BOE for the six months ended June 30, 2024. The aggregate increase in accretion expense for the six months ended June 30, 2025, compared to the six months ended June 30, 2024, was driven by changes in certain assumptions, specifically the inflation factor.

General and Administrative

General and administrative expenses were $4,025,589 for the six months ended June 30, 2025, compared to $4,633,486 for the six months ended June 30, 2024. The decrease in general and administrative expenses is primarily due to decreased stock-based compensation in the current period of $605,778 compared to $699,248 in the comparative period, and our focus on reducing overhead and overall levels of general and administrative costs.

Interest Expense and amortization of financing costs

Interest expense was $3,422,784 for the six months ended June 30, 2025, compared to $3,890,899 for the six months ended June 30, 2024. The decrease in interest expense is driven by the decreases in the Senior Secured term loan and the Private Notes Payable.

During the six months ended June 30, 2025, the Company recorded $669,817 related to the amortization of financing costs compared to $813,181 for the six months ended June 30, 2024. These costs are attributable to deferred finance costs paid on the Senior Secured Term Loan, and discounts associated with the Private Notes Payable during 2023.

Change in fair value of forward purchase agreement

The change in fair value of forward purchase agreement consisted of a loss of $325,472 for the six months ended June 30, 2024 related to the inputs used in our fair value estimate of the FPA Put Option, primarily the decline in our stock price during the six months ended June 30, 2024. The key inputs to the fair value estimate include our stock price, which declined during the Successor period, and the likelihood, timing and price of a potential dilutive offering. The FPA put option was settled during the year ended December 31, 2024 and therefore no change in fair value was recorded in the six months ended June 30, 2025.

Change in fair value of warrant and convertible note liabilities

The change in fair value of warrant liabilities consisted of a loss of $152,490 for the six months ended June 30, 2025, compared to a loss of $346.888 for the six months ended June 30, 2024, related to fluctuations in the trading price of our warrants, a portion of which were accounted for as liabilities due to the redemption provisions in those issued to Private Note holders. All warrants previously accounted for as liabilities were exchanged into convertible notes during the six months ended June 30, 2025.

The change in fair value of convertible note liabilities consisted of a loss of $131,677 for the six months ended June 30, 2025.

Gain on extinguishment of liabilities

The Company recognized a gain on extinguishment of liabilities of $299,601 during the six months ended June 30, 2025 related to the exchange of certain notes payable and warrant liabilities for convertible note agreements.

Liquidity, Capital Resources and Going Concern

Our main sources of liquidity have been internally generated cash flows from operations and credit facility borrowings. Our primary use of capital has been for the development of oil and gas properties and the return of initial invested capital to our owners. We continually monitor potential capital sources for opportunities to enhance liquidity or otherwise improve our financial position.

As of June 30, 2025, we had outstanding debt of $21,386,735 under our Senior Secured Term Loan, $15,000,000 under the Seller Note, and $5,650,000 of convertible notes payable and $1,368,402 from merchant cash advances. A total of $6,121,756 of this is due within one year. As of June 30, 2025, we had $3,060,971 of cash and cash equivalents on hand, of which $2,600,000 is restricted cash in an escrow account pursuant to the requirements of the Senior Secured Term Loan, and had a working capital deficit of $21,731,979. These conditions raise substantial doubt about our ability to continue as a going concern within one year after the date that the financial statements are issued.

We had negative cash flow from operations of $1,796,949 for the six months ended June 30, 2025 and positive cash flow from operations of $3,700,686 for the year ended December 31, 2024. Additionally, management’s plans to alleviate this substantial doubt include improving profitability through streamlining costs, maintaining active hedge positions for its proven reserve production, and the issuance of additional shares of Class A Common Stock. We have a three-year Common Stock Purchase Agreement with a maximum funding limit of $150,000,000 that can fund our operations and production growth, and be used to reduce liabilities. Through the date of this filing, we have received $[10,435,066] in cash proceeds related to the sale of 15,100,000 shares of common stock under this agreement and expect to continue to utilize it to fund operational needs. We cannot assure you, however, that any additional capital will be available to us on favorable terms or at all. Our capital expenditures could be curtailed if our cash flows decline from expected levels.

Cash Flows

Sources and uses of cash for the six months ended June, 2025 and 2024, are as follows:

	Six Months Ended June 30, 2025	Six Months Ended June 30, 2024

Net cash (used in) provided by operating activities	$(1,796,949)	$3,435,257
Net cash used in investing activities	(2,638,532)	(3,430,552)
Net cash (used in) provided by financing activities	4,524,894	(670,924)
Net change in cash and cash equivalents	$89,413	$(666,219)

Operating Activities

The change in net cash flow used operating activities for the six months ended June 30, 2025, as compared to 2024 is primarily due to decreased production volumes and a reduction in payable balances during the current period.

Investing Activities

Net cash used in investing activities for the six months ended June 30, 2025 was primarily related to $2,638,532 in development costs for our reserves. Cash flows used in investing activities for the six months ended June 30, 2024 consisted primarily of $3,410,552 of cash paid for development costs of our reserves.

Financing Activities

Net cash provided by financing activities during the six months ended June 30, 2025 were primarily related to the sale of common stock under the Common Stock Purchase agreement of $7,024,332 and proceeds of $1,098,048 from short term notes payable offset by repayments of the Senior Secured Term Loan of $2,309,681 and Private Notes Payable of $1,287,805. Cash flows used in financing activities for six months ended June 30, 2024 were primarily related to repayments of the Senior Secured Term Loan of $887,174 and Private Notes Payable of $33,750, partially offset by an additional $250,000 in cash proceeds from the Private Notes Payable issued during the six months ended June 30, 2024.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of June 30, 2025.

Contractual obligations

We have contractual commitments under our Senior Secured Term Loan, the Seller Note and the Private Notes Payable which include periodic interest payments. See Note 4 to our interim condensed consolidated unaudited financial statements. We have contractual commitments that may require us to make payments upon future settlement of our commodity derivative contracts. See Note 3 to our interim condensed consolidated unaudited financial statements.

Our other liabilities represent current and noncurrent other liabilities that are primarily comprised of environmental contingencies, asset retirement obligations and other obligations for which neither the ultimate settlement amounts nor their timings can be precisely determined in advance.

Critical Accounting Estimates

The following is a discussion of our most critical accounting estimates, judgements and uncertainties that are inherent in the Company’s application of GAAP.

Proved Reserve Estimates

Estimates of our proved reserves included in this report are prepared in accordance with GAAP and SEC guidelines. The accuracy of a proved reserve estimate is a function of:

●	the quality and quantity of available data;

●	the interpretation of that data;

●	the accuracy of various mandated economic assumptions; and

●	the judgment of the persons preparing the estimate.

Our proved reserve information included in our Annual Report on its Form 10-K filed with the SEC on April 16, 2025 as of December 31, 2024 and 2023, was prepared by independent petroleum engineers. Because these estimates depend on many assumptions, all of which may substantially differ from future actual results, proved reserve estimates will be different from the quantities of oil and gas that are ultimately recovered. In addition, results of drilling, testing and production after the date of an estimate may justify, positively or negatively, material revisions to the estimate of proved reserves.

It should not be assumed that the standardized measure included as of December 31, 2024, is the current market value of our estimated proved reserves. In accordance with SEC requirements, we based the 2024 standardized measure on a twelve-month average of commodity prices on the first day of each month in 2024 and prevailing costs on the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs utilized in the estimate. See Note 12 of notes to the consolidated annual financial statements for additional information.

Our estimates of proved reserves materially impact depletion expense. If the estimates of proved reserves decline, the rate at which we records depletion expense will increase, reducing future net income. Such a decline may result from lower commodity prices, which may make it uneconomical to drill for and produce higher cost fields. In addition, a decline in proved reserve estimates may impact the outcome of our assessment of our proved properties for impairment.

Impairment of Proved Oil and Gas Properties

We review our proved properties to be held and used whenever management determines that events or circumstances indicate that the recorded carrying value of the properties may not be recoverable. Management assesses whether or not an impairment provision is necessary based upon estimated future recoverable proved reserves, commodity price outlooks, production and capital costs expected to be incurred to recover the reserves, discount rates commensurate with the nature of the properties and net cash flows that may be generated by the properties. Proved oil and gas properties are reviewed for impairment at the level at which depletion of proved properties is calculated. See Note 2 of notes to the interim unaudited consolidated financial statements.

Asset Retirement Obligations

We have significant obligations to remove tangible equipment and facilities and to restore the land at the end of crude oil and natural gas production operations. Our removal and restoration obligations are primarily associated with plugging and abandoning wells. Estimating the future restoration and removal costs is difficult and requires management to make estimates and judgments because most of the removal obligations are many years in the future and contracts and regulations often have vague descriptions of what constitutes removal. Asset removal technologies and costs are constantly changing, as are regulatory, political, environmental, safety and public relations considerations.

Inherent in the present value calculation are numerous assumptions and judgments including the ultimate settlement amounts, credit-adjusted discount rates, timing of settlement and changes in the legal, regulatory, environmental and political environments. To the extent future revisions to these assumptions impact the present value of the existing asset retirement obligations, a corresponding adjustment is generally made to the crude oil and natural gas property or other property and equipment balance. See Note 3 of notes to the interim unaudited consolidated financial statements.

Litigation and Environmental Contingencies

We make judgments and estimates in recording liabilities for ongoing litigation and environmental remediation. Actual costs can vary from such estimates for a variety of reasons. The costs to settle litigation can vary from estimates based on differing interpretations of laws and opinions and assessments on the amount of damages. Similarly, environmental remediation liabilities are subject to change because of changes in laws and regulations, developing information relating to the extent and nature of site contamination and improvements in technology. A liability is recorded for these types of contingencies if we determine the loss to be both probable and reasonably estimable. See Note 8 of notes to the consolidated financial statements.

Derivative Instruments

We use derivative financial instruments to mitigate its exposure to commodity price risk associated with oil prices. Our derivative financial instruments are recorded on the consolidated balance sheets as either an asset or a liability measured at fair value. We have elected not to apply hedge accounting for its existing derivative financial instruments, and as a result, we recognize the change in derivative fair value between reporting periods currently in its consolidated statements of operations. The fair value of our derivative financial instruments is determined using industry-standard models that consider various inputs including: (i) quoted forward prices for commodities, (ii) time value of money and (iii) current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Realized gains and losses from the settlement of derivative financial instruments and unrealized gains and unrealized losses from valuation changes in the remaining unsettled derivative financial instruments are reported in a single line item as a component of revenues in the consolidated statements of operations. Cash flows from derivative contract settlements are reflected in operating activities in the accompanying consolidated statements of cash flows. See Note 3 for additional information about our derivative instruments.

New Accounting Pronouncements

The effects of new accounting pronouncements are discussed in Note 2 to the consolidated financial statements.

Item 3. Quantitative and Qualitative Disclosures About Market Risk

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information otherwise required under this item.

Item 4. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer (Principal Executive Officer) and our Chief Financial Officer (Principal Financial Officer), as appropriate to allow timely decisions regarding required disclosure.

As required by Rules 13a-15 and 15d-15 under the Exchange Act, our Chief Executive Officer (Principal Executive Officer) and our Chief Executive Officer (Principal Financial Officer) carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of June 30, 2025. Based upon their evaluation, our Chief Executive Officer (Principal Executive Officer) and our Chief Executive Officer (Principal Financial Officer) concluded that, our disclosure controls and procedures were not effective related to the lack of sufficient accounting personnel to manage the Company’s financial accounting process, lack of segregation of duties, proper accounting for complex financial instruments, lack of design and implementation of controls related to oil and gas activities, which combined constituted a material weakness in our internal control over financial reporting. As a result, we performed additional analysis as deemed necessary to ensure that our consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. Accordingly, management believes that the unaudited condensed consolidated financial statements included in this Quarterly Report on Form 10-Q present fairly in all material respects our financial position, results of operations and cash flows for the period presented.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. Management concluded that a deficiency in internal control over financial reporting existed relating to the lack of sufficient accounting personnel to manage the Company’s financial accounting process, lack of segregation of duties, proper accounting for complex financial instruments, lack of design and implementation of controls related to oil and gas activities and lack of capital expenditure constituted a material weakness as defined in the SEC regulations.

Changes in Internal Control over Financial Reporting

As required by SEC rules and regulations implementing Section 404 of the Sarbanes-Oxley Act, our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of our consolidated financial statements for external reporting purposes in accordance with GAAP. Our internal control over financial reporting includes those policies and procedures that: (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of our company, (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with GAAP, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors, and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the consolidated financial statements.

Management assessed the effectiveness of our internal control over financial reporting at June 30, 2025. In making these assessments, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control – Integrated Framework (2013). Based on our assessments and those criteria, management determined that we did not maintain effective internal control over financial reporting as of June 30, 2025 due to the material weakness in our internal control over financial reporting described above. We plan to enhance our processes to identify and appropriately recognize accounting transactions in a timelier manner, and understand the nuances of the complex accounting standards that apply to our consolidated financial statements.

Our plans at this time include hiring additional accounting staff and providing enhanced access to accounting literature, research materials and documents and increased communication among our personnel and third-party professionals with whom we consult regarding complex accounting applications. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects.

PART II – OTHER INFORMATION

Item 1. Legal Proceedings.

In the future, the Company may be subject to various legal proceedings from time to time as part of its business. We are currently not involved in litigation that we believe will have a materially adverse effect on our financial condition or results of operations. As of June 30, 2025, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self- regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries threatened against or affecting our company, our common stock, any of our subsidiaries or of our company’s or our company’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision is expected to have a material adverse effect.

Item 1A. Risk Factors.

As of the date of this Quarterly Report on Form 10-Q, there have been no material changes to the risk factors disclosed in our annual report as amended on Form 10-K filed with the SEC on April 16, 2025.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

None.

Item 3. Defaults Upon Senior Securities.

None.

Item 4. Mine Safety Disclosures.

Not Applicable.

Item 5. Other Information.

During the three months ended June 30, 2025, none of our directors or officers (as defined in Rule 16a-1(f) of the Exchange Act) adopted, modified or terminated a “Rule 10b5-1 trading arrangement” or a “non-Rule 10b5-1 trading arrangement” as such terms are defined under Item 408 of Regulation S-K.

Item 6. Exhibits

The following exhibits are filed as part of, or incorporated by reference into, this Quarterly Report on Form 10-Q.

No.	Description of Exhibit
2.1	Amendment No. 1 to Purchase, Sale, Termination and Exchange Agreement by and among Company, OpCo, SPAC Subsidiary, EON Energy LLC (f/k/a HNRA Royalties, LLC), Pogo Royalty, CIC, DenCo, Pogo Management, and 4400 dated June 2, 2025 (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on June 17, 2025).
2.2	Amendment No. 2 to Purchase, Sale, Termination and Exchange Agreement by and among Company, OpCo, SPAC Subsidiary, EON Energy LLC (f/k/a HNRA Royalties, LLC), Pogo Royalty, CIC, DenCo, Pogo Management, and 4400 dated June 6, 2025 (incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K filed by the Company on June 17, 2025).
2.3	Amendment No. 3 to Purchase, Sale, Termination and Exchange Agreement by and among Company, OpCo, SPAC Subsidiary, EON Energy LLC (f/k/a HNRA Royalties, LLC), Pogo Royalty, CIC, DenCo, Pogo Management, and 4400 dated June 13, 2025 (incorporated by reference to Exhibit 2.3 to the Current Report on Form 8-K filed by the Company on June 17, 2025).
3.1	Form of Second Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1 to the Company’s Current Report on form 8-K filed on August 30, 2023 and incorporated herein by reference).
3.2	Certificate of Amendment to Certificate of Incorporation as filed with the Secretary of State of the State of Delaware on September 16, 2024 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on September 18, 2024 and incorporated herein by reference).
3.3	Amended and Restated Bylaws, effective September 17, 2024 (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on September 18, 2024 and incorporated herein by reference).
3.4	Amendment No. 1 to the Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Registrant on November 26, 2024).
10.1	Form of Exchange Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on January 24, 2025)
10.2	Form of Convertible Promissory Note (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed on January 24, 2025)
10.3	Purchase and Sale Agreement by and among EON Energy, LLC, WPP NM, L.L.C., and Northwest Central, L.L.C., dated June 17, 2025 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on June 23, 2025).
10.4	Master Services Agreement by and between LHO Operating, LLC and Corsair Well Services, LLC, dated June 17, 2025 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by the Company on June 23, 2025).
10.5	Form of Note issuable to White Lion Capital, LLC pursuant to Note Purchase Agreement dated July 11, 2025.(incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by the Company on July 17, 2025)
10.6	Note Purchase Agreement by and between EON Resources Inc. and White Lion Capital, LLC dated July 11, 2025.(incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on July 17, 2025)
31.1	Certification of the Principal Executive Officer pursuant to Exchange Act Rules 13a-14(a) and 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2	Certification of the Principal Financial Officer pursuant to Exchange Act Rules 13a-14(a) and 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1	Certifications of the Principal Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2	Certifications of the Principal Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101.INS	Inline XBRL Instance Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

*	Filed herewith.

**	Furnished herewith.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EON Resources, Inc.

Date: August 14, 2025	By:	/s/ Dante Caravaggio
	Name:	Dante Caravaggio
	Title:	Chief Executive Officer

Date: August 14, 2025	By:	/s/ Mitchell B. Trotter
	Name:	Mitchell B. Trotter
	Title:	Chief Financial Officer